Exhibit 2(r)(2)

APOLLO

CODE OF ETHICS

February 2010

1.	INTRODUCTION			1

2.	ADMINISTRATION OF THE CODE OF ETHICS			2

	2.1	Persons Subject to the Code		2

	2.2	Consultants, Agents and Temporary Workers		2

	2.3	Consequences of Violating the Code		3

	2.4	Questions About the Code		3

	2.5	Obligation to Report Violations		3

	2.6	Current Version of the Code		4

	2.7	Affirmation		4

	2.8	Annual Compliance Survey		4

3.	STANDARD OF BUSINESS AND PERSONAL CONDUCT			5

	3.1	Standard of Business Conduct		5

	3.2	Standard of Personal Conduct		5

4.	PRIVACY POLICY			6

	4.1	Information about the Firm, Clients, Investors, Related Parties, Employees, and Others		6

	4.2	Prior Employer’s Confidential Information and Trade Secrets		7

	4.3	Publications, Speeches, and Other Communications Relating to Apollo’s Business		7

	4.4	Privacy Statement		8

5.	INSIDE INFORMATION AND PERSONAL SECURITIES TRANSACTIONS			9

	5.1	Inside Information		9

		5.1.1	Definition of Material, Non-Public Information	9

		5.1.2	Insider Trading and Tipping	11

		5.1.3	Firm Restricted List	11

		5.1.4	Policies and Procedures Concerning Protection of Material, Non-Public and Other Confidential Information	12

			5.1.4.1 Confidential Information Process	12

			5.1.4.2 Communication with Insiders	13

			5.1.4.3 Inadvertent or Unauthorized Receipt of Material Non-Public Information	13

	5.1.5	Limiting Inadvertent Access to Material, Non-Public and Other Confidential Information	14

	5.1.6	Arrangements with Consultants	14

	5.1.7	No “Big Boy Letters”	14

5.2	Personal Securities Transactions		14

	5.2.1	New Issues	15

	5.2.2	Employee Related Accounts	15

	5.2.3	Pre-clearance for Trades other than in Apollo	15

		5.2.3.1 Approval Guidelines for Trades other than in AAA and AINV Securities	16

		5.2.3.2 Limitations on Trading and Minimum Holding Period for other than AAA Securities	17

		5.2.3.3 Private Placements	17

		5.2.3.4 Private Funds and Alternative Investments	17

		5.2.3.5 Personal Investment Accounts	17

	5.2.4	Reporting Requirements	17

		5.2.4.1 Holdings Reports	17

		5.2.4.2 New Employee Related Accounts and Closed Accounts	18

		5.2.4.3 Duplicate Statements	18

		5.2.4.4 Transactions Reports	19

5.3	AP Alternative Assets, L.P. (“AAA”) Employee Trading Policy		20

	5.3.1	Statutory Framework	20

	5.3.2	General Rules for all Staff Members	20

	5.3.3	Statutory Notification Obligation for Persons Obliged to Notify	21

	5.3.4	Exceptions to the Notification Obligation set out in Section 5.3.3	21

	5.3.5	Restrictions on Transactions in Units Issued by AAA	21

5.4	Policy For Trading in Apollo Investment Corporation (“AINV”) Stock		22

	5.4.1	Pre-Clearance	22

	5.4.2	Trading Window	22

	5.4.3	Short-Term Trading and Reporting Requirements	23

5.5	Policy For Trading in Apollo Commercial Real Estate Finance, Inc. (“ARI”) Stock		23

		5.5.1	Pre-Clearance	23

		5.5.2	Trading Window	23

		5.5.3	Short-Term Trading and Reporting Requirements	23

6.	DEALINGS WITH FUNDS AND INVESTORS			25

	6.1	General Prohibitions		25

	6.2	Marketing Materials		25

		6.2.1	General Requirements	26

		6.2.2	Antifraud Provisions	26

		6.2.3	Testimonials	26

		6.2.4	Past Specific Recommendations	27

		6.2.5	Preparation of Marketing Materials	27

		6.2.6	Performance Gross/Net of Fees	28

		6.2.7	Performance Data	28

		6.2.8	Past Performance	29

		6.2.8	Media and Conferences	30

	6.3	Prohibited Titles and Terms		30

	6.4	Principal and Cross Trades		30

		6.4.1	When Cross Trades are Principal Trades	30

	6.5	Piggy-Backing and Front-Running		31

7.	OTHER BUSINESS CONDUCT			32

	7.1	Assets of the Firm		32

	7.2	Telephones, E-Mail, Internet and other Electronic Communications Devices		32

	7.3	Internal Controls, Record Retention and Reporting		33

	7.4	Limits of your Authority		33

	7.5	Post-Employment Responsibilities		34

	7.6	Improper Expenditures and the Foreign Corrupt Practices Act		34

	7.7	Soft Dollar Arrangements		35

8.	MONEY LAUNDERING			36

	8.1	AML Compliance Officer		36

	8.2	Money Laundering		36

		8.2.1	Know Your Customer (“KYC”)	36

	8.3	OFAC Prohibited Assets		37

	8.4	Suspicious Activity		37

9.	OUTSIDE ACTIVITIES, GIFTS, POLITICAL ACTIVITY AND OTHER POTENTIAL CONFLICTS OF INTEREST			39

	9.1	Making Impartial Business Decisions		39

	9.2	Potential Conflicts of Interest under Limited Partnership Agreements and Offering Materials		39

	9.3	Dealing With Portfolio Companies		39

	9.4	Personal Relationships		39

	9.5	Outside Business and Memberships		40

		9.5.1	Pursuing Firm Business or Investment Opportunities	40

		9.5.2	Outside Employment	40

		9.5.3	Memberships	41

		9.5.4	Government Positions	41

	9.6	Gifts		41

	9.7	Political Activity and Political Contributions		42

	9.8	Political Contributions of Portfolio Companies		42

	9.9	Policy for Solicitation of Campaign Contributions		42

		9.9.1	General Solicitation Policy	42

		9.9.2	Definitions	42

		9.9.3	Avoiding Coercion and the Appearance of Coercion	43

		9.9.4	Use of Firm Name and Resources	43

		9.9.5	Reimbursement of Contributions	43

		9.9.6	Firm Sponsored Fundraising Events	44

	9.10	Solicitation of Potential Investors		44

	9.11	Donations to Charities Suggested by Investors		44

10.	NOTICE REQUIREMENTS			45

	10.1	Ownership Interest in Registered Securities		45

	10.2	Section 13 Reportable Company		45

	10.3	Board Membership		45

	10.4	Complaints		45

	10.5	Proxies		45

11.	BUSINESS CONTINUITY PLAN			46

12.	ANTI-BRIBERY POLICY AND PROCEDURES			46

	12.1	Overview of the Foreign Corrupt Practices Act (FCPS)		46

		12.1.1	Anti-Bribery Provision	46

			12.1.1.1 Restrictions on Payment to Third Parties	47

		12.1.2.	Accounting Provisions	47

			12.1.2.1 Accurate Records	47

			12.1.2.2 Restrictions on Reimbursement and Use of Cash	48

			12.1.2.3 Covered Officials	48

			12.1.2.4 State-Owned Entities	48

	12.2	Payments, Recordkeeping and Reimbursement		49

		12.2.1	Payments That May Be Made in the Course of Apollo Business	49

	12.3	Permissible Payment, Gifts, Travel, Entertainment and Education Expenses Involving Covered Officials		49

		12.3.1	Types of Prohibited Payments, Gifts, Travel, Entertainment and Educational Expenses for Covered Officials	49

		12.3.2	Types of Permitted Payments, Gifts, Travel, Entertainment and Educational Expenses for Covered Officials	50

		12.3.3	Facilitating Payments	50

	12.4	Contracts with Third Party Agents and Consultants (“Intermediaries”)		51

		12.4.1	Covered Intermediaries	51

		12.4.2	Due Diligence Required in Order to Engage an Intermediary	52

		12.4.3	Provisions Required to be Included in Contracts with Intermediaries	52

	12.5	Procedures for Gifts, Travel and Entertainment Involving Covered Officials		53

		12.5.1	Entertainment	53

	12.6	Mergers, Acquisitions and Joint Ventures		54

v

1.	INTRODUCTION

Our integrity and reputation depend on our ability to do the right thing. Apollo is committed to promoting an organizational culture that encourages ethical conduct and compliance with the law. As used in this Code, “Apollo” or the “Firm” refers to Apollo Management, L.P., Apollo Capital Management, L.P., Apollo Value Management, L.P., Apollo Investment Management, L.P., Apollo Commodities Management, L.P and all their affiliated entities, but does not refer to any portfolio company.

The Apollo Code of Ethics (the “Code”) describes legal and ethical responsibilities that all Apollo partners, employees, members, owners, principals, directors and officers and, where applicable, consultants are expected to uphold (collectively “Covered Persons”). It is a guide that is intended to alert Covered Persons to significant issues that may arise. However, it is not a summary of all laws or policies that apply to Apollo’s business, nor can it serve as a substitute for good judgment. The Code is based on our fundamental understanding that no one at Apollo should ever sacrifice integrity — or give the impression that they have — even if they think it would help the Firm’s business.

Each of us is accountable for our actions, and each of us is responsible for knowing and abiding by the policies that apply to us. You can look to this Code to guide your decisions in a variety of circumstances. However, no rulebook can anticipate every situation. Ultimately, the personal integrity, honesty and conduct of every person associated with Apollo defines the character and reputation of our Firm. The good reputation of the Firm and those associated with it is critical to the success of Apollo.

Never underestimate the importance of your own personal and ethical conduct to the business and success of Apollo.

2.	ADMINISTRATION OF THE CODE OF ETHICS

The Code sets forth certain minimum expectations that Apollo has for you. You are expected to conduct the Firm’s business in full compliance with both the letter and the spirit of the law, the Code, and any other policies and procedures that may be applicable to you.

The Code is intended to provide general guidance regarding your conduct as a Covered Person. The Code is not an exhaustive consideration of all policies and procedures that may be applicable to you, and you are responsible for knowing which policies and procedures (whether or not listed here) apply to you, and for understanding and complying with them.

The Firm will take reasonable steps to ensure that the Code is followed, including monitoring and auditing to confirm compliance and to detect any illegal activity. The Firm has designated the Chief Compliance Officer who has overall responsibility for ensuring the effectiveness of the Code. John Suydam has been designated as the Chief Compliance Officer and he has delegated responsibility for the Code to the Compliance Officer, Cindy Michel.

In our capacity as investment managers to various funds, we act as fiduciaries and thus owe a series of duties to these funds and their investors, including a general duty to act at all times in their best interest and avoid actual and apparent conflicts of interest. In addition, we have registered Apollo Management, L.P., Apollo Capital Management, L.P., Apollo Investment Management, L.P., Apollo Commodities Management, L.P., Apollo Value Management, L.P. and Apollo Global Real Estate Management, L.P. as investment advisers with the U.S. Securities and Exchange Commission (“SEC”), and as such we must comply with the requirements set forth in the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the rules and regulations promulgated thereunder. This Code has been adopted in compliance with Rule 204A-1 under the Advisers Act. In addition to providing general guidance regarding your conduct as an Apollo Covered Person, this Code, together with Apollo’s Supervisory Procedures Manual, is intended to set forth the relevant requirements that we must follow as fiduciaries and registered investment advisers.

The Firm may provide required training for Covered Persons covering some of the policies in this Code. Additionally, as contemplated by Advisers Act Rule 206(4)-7, Apollo intends to periodically review the adequacy of the policies and procedures described herein and the effectiveness of their implementation.

The Code does not create any rights to continued employment, is not an employment contract and does not result in a partnership between you and Apollo.

2.1	Persons Subject to the Code

The Code applies to all Covered Persons, but does not cover limited partners. The provisions of the Code described in Section 7.5 also apply to former employees of, and other persons formerly associated with, the Firm.

2.2	Consultants, Agents and Temporary Workers

Certain consultants, agents and temporary workers are expected to comply with the Code.

Specific arrangements with such persons will vary depending on their relationship to the Firm. Consult the Compliance Officer if you have questions about your obligations or those of others.

2.3	Consequences of Violating the Code

Compliance with the Code and with other policies and procedures applicable to you is a term and condition of your employment by Apollo. Violating any laws that relate to the operation of our business, engaging in any other criminal conduct or failing to take reasonable steps to prevent or detect criminal conduct, insensitivity to, disregard of, or lack of compliance with the policies and procedures set forth in the Code, lack of adherence to other applicable policies and procedures of the Firm, or failure to cooperate as directed by the Firm with an internal or external investigation, may result in corrective action, up to and including immediate termination of employment. The Firm will take all reasonable actions to enforce the Code. In cases where a violation of the Code could cause the Firm irreparable harm, it may seek injunctive relief in addition to monetary damages.

2.4	Questions About the Code

The Firm expects you to be at all times thoroughly familiar with the policies and procedures of the Firm, including those outlined herein. Whenever there is a question as to the propriety of a particular course of conduct or the interpretation of the Firm’s policies and procedures outlined herein, you should consult the Firm’s Compliance Officer.

2.5	Obligation to Report Violations

Apollo is committed to exercising due diligence to prevent and detect criminal conduct, and to promoting an organizational culture that encourages ethical conduct and commitment to compliance with the law. This Code and the policies of the Firm are intended to be designed, implemented and enforced so that they are effective in preventing and detecting criminal conduct and other violations of the Code and the Firm’s policies and procedures. Each Covered Person is essential in assisting the Firm in complying with these policies and procedures.

You must promptly report to the Compliance Officer any known or suspected violation of the Code or any applicable law or regulation, whether the suspected violation involves you or another person subject to the Code.

For purposes of the Code, Apollo’s “clients” refers to the funds that it manages and any other person on whose behalf Apollo provides advisory services (e.g., separate accounts); “investors” refers to the persons or entities that invest in the Firm’s clients; and “related parties” refers to Apollo and its direct or indirect affiliates (excluding portfolio companies).

You must immediately report to the Compliance Officer any misdemeanor (other than a minor traffic violation), criminal charge, or arrest involving you personally, whether it relates to the business of the Firm or not. For a more detailed discussion of what should be reported, see Appendix 2.5.

2.6	Current Version of the Code

A copy of the Code will be distributed to each Covered Person, when he or she becomes a Covered Person. The Code may be amended from time to time. All amendments are considered part of this Code. The Firm expects Covered Persons to be at all times thoroughly familiar with the investment and ethical policies and procedures of the Firm, including, without limitation, the Firm’s policies and procedures set forth herein. It is your responsibility to review the Code from time to time to ensure that you are in compliance.

2.7	Affirmation

You are required to affirm, in writing, that you have read and understand the Code, that you will comply with it and that you have not violated the Code or any applicable laws or rules. This affirmation is required of all Covered Persons when they become Covered Persons. In addition, all Covered Persons will be required at least annually to re-affirm in writing their understanding of and compliance with the then-current Code. Each Covered Person must notify the Compliance Officer immediately if he or she becomes aware of information that would result in a change in any of this information. A sample annual certification is included at Appendix 2.7.

2.8	Annual Compliance Survey

All Covered Persons are required to complete a compliance survey on an annual basis.

3.	STANDARD OF BUSINESS AND PERSONAL CONDUCT

3.1	Standard of Business Conduct

It is Apollo’s policy to adhere to the highest legal and ethical standards in the conduct of its business. All Covered Persons must adhere to this same standard of conduct which requires, among other things:

•	Complying with all applicable laws and regulations, including federal securities laws;

•	Being mindful of the Firm’s fiduciary duties at all times;

•	Appropriately managing actual and potential conflicts of interests;

•	Refraining from entering into transactions, including personal securities transactions, that are inconsistent with client interests; and

•	Promptly reporting violations of this Code.

3.2	Standard of Personal Conduct

The personal conduct of every person associated with Apollo reflects on the reputation of the Firm. The good reputation of the Firm and those associated with it is critical to the success of Apollo. It is the Firm’s policy that all Covered Persons adhere to highest standards of legal and ethical behavior in their personal conduct and other dealings both inside and outside of the Firm.

4.	PRIVACY POLICY

We are all responsible for safeguarding confidential information, whether it is information entrusted to us by companies in which we invest, prospective portfolio companies, clients, investors or related parties, information regarding Apollo’s businesses and activities, or information about other Covered Persons.

4.1	Information about the Firm, Clients, Investors, Related Parties, Employees, and Others

You may have access to confidential information related to the Firm’s business. Information related to the Firm’s business includes information about the Firm, as well as information related to the Firm’s portfolio companies, prospective portfolio companies, investments, clients, investors, related parties, independent contractors and other Covered Persons. You may also have access to confidential information about multiple competitors in an industry.

You may not, either during your period of service to the Firm or thereafter, directly or indirectly use or disclose to anyone any such confidential information, except as permitted by the Code and other policies applicable to you. It is impermissible to share confidential information obtained from a portfolio company with anyone outside of the Firm, including another portfolio company, except when a party has signed a confidentiality agreement.

The following are examples of confidential information:

•	Information about actual or potential investments, clients or investors;

•	Marketing plans or strategies of the Firm, clients or portfolio companies;

•	Financial information concerning the Firm, clients, related parties, portfolio companies, or investors;

•	Research and development projects of the Firm, clients, related parties, or portfolio companies;

•	Personnel information of the Firm, clients, related parties, or portfolio companies;

•	Reports or analyses prepared by the Firm, clients, related parties, or portfolio companies based on confidential information; and

•	Information subject to written confidentiality agreements between the Firm, its clients, investors, related parties, portfolio companies and third parties.

You should observe the following principles when dealing with information relating to the Firm’s business:

•

Assume that all information that you have about the Firm and its business, or about its past, present, or prospective clients, investors, portfolio companies or related parties, is confidential, unless the contrary is clear.

•	Treat all personal information about individuals as confidential.

•

Before sharing confidential information with others in the Firm, be sure that you are permitted to do so. If you are permitted to share confidential information, ensure that the recipient knows that the information is confidential and has been instructed about restrictions on further use and dissemination.

•

Do not disclose confidential information to anyone outside the Firm unless you are authorized to do so. Where such disclosure is authorized, a confidentiality, non-disclosure or privacy agreement may be required; consult with a member of Legal.

•

Comment or provide information on matters related to the Firm’s business and its clients, investors and related parties only if it is part of your job function or you are otherwise authorized to do so.

•	Protect confidential information when communicating electronically — for instance, by e-mail or through the internet.

•	Remember that all forms of communication are covered, including written, oral, telephonic, and electronic communications such as internet chatrooms, e-mail, Bloomberg messaging and instant messaging.

•	Consult a member of Legal if you have any questions about whether information can be shared.

•	In situations where confidential information has the potential to affect the market price of securities of any company, you should consult the inside information policy in Section 5 hereof.

4.2	Prior Employer’s Confidential Information and Trade Secrets

Do not disclose to Apollo, or use during your employment at Apollo, any confidential or proprietary information or trade secret of a prior employer, unless the information or trade secret is then public information through no action of your own or unless previously agreed to by the prior employer. In addition, you must not encourage outside parties to share information that may be confidential or proprietary to their employer or their employer’s trade secrets with you.

4.3	Publications, Speeches, and Other Communications Relating to Apollo’s Business

You should be alert to situations in which you may be perceived as representing or speaking for the Firm, especially in public communications (including internet chatrooms, bulletin boards, etc.). You should not make any public statements on behalf of Apollo, or regarding Apollo, its business, its clients, its investors or its related parties.

Public testimony (as an expert witness or otherwise), publications and speaking engagements relating to the Firm’s business must be preapproved. Before engaging in any of these activities,

consult the Compliance Officer. Immediately notify a member of Legal of subpoenas, media inquiries, supplier forums, and requests from clients for testimonials or endorsements. Refer all media inquiries to the appropriate investor relations representative.

4.4	Privacy Statement

The Federal Trade Commission has promulgated the Privacy of Consumer Financial Information Rules (“Privacy Rules”) governing the use by “financial institutions” of consumers’ personal financial information. Apollo’s clients are financial institutions under the Privacy Rules. The Privacy Rules mandate that Apollo provide its privacy statement to investors who are natural persons at or before his or her investment and annually thereafter. A sample Firm Privacy Statement is attached hereto as Appendix 4.4.

5.	INSIDE INFORMATION AND PERSONAL SECURITIES TRANSACTIONS

5.1	Inside Information

Section 204A of the Advisers Act requires that the Firm establish, maintain and enforce written policies and procedures reasonably designed to prevent the Firm and its Covered Persons from misusing material, non-public information (“inside information”). Violations of the laws against insider trading and tipping by Covered Persons can expose the Firm and any Covered Person involved to severe criminal and civil liability. In addition, the Firm and its personnel have ethical and legal responsibilities to maintain the confidences of the Funds and to protect as valuable assets confidential and proprietary information developed by or entrusted to the Firm.

The Firm and any Covered Person involved may be exposed to potential insider trading or tipping liability under the federal securities laws if the Firm or any Covered Person executes transactions (whether for a client or otherwise) in, or communicates information regarding, securities for which the Firm or any Covered Person possesses material, non-public information.

This potential liability is particularly problematic because the Firm as a whole maybe deemed to possess material non-public information known by any of its Covered Persons unless the Firm has implemented effective procedures to segment the flow of that information to others within the Firm.

The Firm has adopted the following policies and procedures (i) to ensure the propriety of trading activity by Covered Persons and the Firm on behalf of clients, and (ii) to protect and segment the flow of material, non-public and other confidential information. The Firm’s “open architecture” increases the importance of Covered Persons complying with these policies.

5.1.1	Definition of Material, Non-Public Information

Information is generally considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, sell or hold the securities in question, or if the information is reasonably certain to have an effect on the price of the securities. If the information would influence your decision on whether or not to trade, you should consider it material for purposes of the matters discussed in this policy statement. While it is not possible to identify in advance all information that would be deemed by a court to be material, illustrations of such information include:

•	Financial performance, forecasts and changes in previously disclosed financial information;

•	Projections and strategic plans;

•	Mergers, acquisitions, dispositions or tender offers (whether completed or proposed);

•	Purchase or sale of substantial assets (whether completed or proposed);

•	New major contracts, orders, suppliers, customers or finance sources, or the loss thereof;

•	Significant new products to be introduced and significant discoveries of natural resources;

•	Significant pricing changes;

•	Changes in dividend policies or amounts;

•	Stock splits, public or private securities/debt offerings;

•	Stock repurchase programs;

•	Significant changes in management or operations;

•	Significant labor disputes or negotiations;

•	Actual or threatened major litigation, or the resolution of such litigation;

•	Financial liquidity problems or extraordinary borrowings;

•	Significant changes in a relationship with a primary lender;

•	Material write-offs or restructurings;

•	Proposed issuance of new securities;

•	Changes in previously disclosed financial information;

•	Purchase or sale of substantial assets;

•	Significant increase or decrease in backlog orders or the award of a significant contract; and

•	Governmental investigations, criminal actions or indictments and any collateral consequences including potential debarment from government contracts.

If there is any doubt as to whether information is material, treat the information as material.

“Non-public” information is information that is not generally available to ordinary investors in the marketplace or in general circulation. As a rule, in order to conclude that information is public, one should be able to point to some fact to show that the information is generally available; for example, its announcement in an SEC filing or in a major news publication such as the Wall Street Journal or other publication of general circulation (including the web site of a major news publication, but not a blog or chat room). The information must also have been publicly available for sufficient time for the market to react and reflect the information in the security’s price.

5.1.2	Insider Trading and Tipping

No Covered Person who is aware of material, non-public information may engage in transactions in any securities (including equity securities, bonds and other debt securities, convertible securities, derivatives, options, any stock index including such securities as an element and any other financial instruments) for himself or herself, as well as on behalf of the Firm, including any client of the Firm, while in possession of inside information regarding such securities or the issuer of such securities (“insider trading”). Nor may any person communicate such inside information to any person who could use such information to purchase or sell securities (“tipping”). These prohibitions are applicable no matter how you acquire the inside information.

Unless a decision has been made by Apollo that the receipt of inside information in connection with the Firm’s business is necessary or desirable, Covered Persons should affirmatively avoid directly or inadvertently coming into possession of inside information, or communicating inside information to others, including information in connection with their personal dealings. For example, Covered Persons may not discuss Firm and client dealings with unrelated business contacts, family, friends and other third parties. Such affirmative actions by Covered Persons will reduce the likelihood of insider trading and tipping and will avoid the unwanted imputation of inside information to the Firm.

Any Covered Person who comes into possession of inside information regarding a security or the issuer of a security must immediately contact a member of Legal and the Compliance Officer, and must refrain from effecting transactions in securities of the issuer or communicating the information to any person inside or outside the Firm unless and until a member of Legal advises the Covered Person to the contrary.

5.1.3	Firm Restricted List

The Firm maintains a list of companies (the “Restricted List”) in which transactions in such companies’ securities are prohibited without further clearance by Compliance or Legal. The Restricted List comprises, at a minimum:

•	The names of companies about which the Firm has received material, non-public information;

•	The names of entities with which Apollo has confidentiality agreements; and

•	The names of entities for which members of the Firm are directors, officers or members of the creditors committee.

The Restricted List is generally updated daily. A copy of the Restricted List is available on the intranet, which is available to the Firm’s investment professionals. Prior to sourcing potential opportunities, the Firm’s investment professionals should always check the Restricted List and contact Legal if the name of the company is on the Restricted List. Legal will determine whether or not there are any restrictions in pursuing any such opportunity.

When you receive material, non-public information (for example, by accessing the information through Intralinks), you must immediately notify Legal and the Compliance Officer (see Section

5.1.4 below). In addition, you must notify Legal and the Compliance Officer prior to being appointed to the board of directors or creditors committee of a publicly traded company. Finally, you must notify the Compliance Officer and Legal in writing (e-mail acceptable) whenever a company is added to the deal pipeline.

The contents of the Restricted List are confidential and proprietary information of the Firm and may not be communicated to anyone outside of the Firm without the prior approval of the Compliance Officer.

5.1.4	Policies and Procedures Concerning Protection of Material, Non-Public and Other Confidential Information

It is imperative that the Firm exercise control over the circumstances in which it and its Covered Persons receive material, non-public and other confidential information. Absent effective controls in this area, the Firm and its clients may be “frozen” in a position or precluded from taking a new position in a security if the Firm or one of its Covered Persons has come into possession of material, non-public information concerning that security or its issuer. Covered Persons may find themselves in similar situations with respect to their personal investments in the event the Firm or another Covered Person comes into possession of material non-public information concerning a security or its issuer. Therefore, it is essential that Covered Persons not seek information that they believe may be material and non-public without the prior approval of, and subject to any and all restrictions imposed by, the Compliance Officer.

5.1.4.1	Confidential Information Process

Generally, as a condition to the Firm receiving material, non-public or other confidential information, the Firm will be asked to enter into a confidentiality agreement whereby the Firm will, among other things, agree to keep such information confidential. All such requests for confidentiality agreements or other means of “going private” on an issuer should be referred to one of the Firm’s in-house lawyers who will first vet the confidentiality agreement or other “going private request” through the Firm’s procedure on receiving confidential information (the “Confidential Information Process”). The Confidential Information Process generally begins with the investment professional as follows:

1.	The investment professional wishes to receive material non-public information on an issuer pursuant to a confidentiality agreement, electronically through Intralinks or Syndtrak, meeting with an insider, or some other means.

2.	The investment professional will then request to “go private” on such issuer by notifying a member of Legal. In cases of confidentiality agreements, forwarding the confidentiality agreement to a member of Legal will suffice as notice.

3.	Legal will then vet the issuer’s name with the Firm’s Restricted List and in cases of confidentiality agreements, begin review and negotiation of the confidentiality agreement with the counterparty. If the issuer’s name is on the Firm’s Restricted List, further review is required or Legal may at this point deny the investment professional’s request to “go private.”

4.	Legal will then vet the issuer’s name with the Firm’s Confidentiality Agreement Committee (the “CA Committee”). The CA Committee is tasked with mitigating any potential conflicts that may arise in “going private” on an issuer. The CA Committee may deny the investment professional’s request to “go private.”

5.	Once the Restricted List analysis is completed and cleared and the CA Committee has cleared the issuer’s name, then Legal will generally clear the investment professional to “go private” on the issuer.

No Covered Person is authorized to seek any material, non-public information, or enter into any written or oral confidentiality agreement, on behalf of the Firm without the express prior approval of one of the Firm’s in-house lawyers.

Note that if a Covered Person wishes to access public information through an electronic document room (such as Intralinks or Syndtrak), such Covered Person must provide notice to Legal stating that he or she intends to do so. Such issue is then entered on the Firm’s Watch List.

5.1.4.2	Communication with Insiders

Covered Persons should exercise caution when communicating with representatives of companies, creditors’ committees, boards of directors, advisors or significant shareholders (collectively, “Insiders”). Covered Persons should: (i) identify themselves and the purpose of their communication; and (ii) make clear that the Firm is seeking information only as to publicly disclosed or non-material, non-public matters (and that the Firm will assume that any and all information given to it by the company or its representatives or advisors has been publicly disclosed or is not material).

Alternatively, if a Covered Person wishes to obtain material non-public or other information during such discussions, such Covered Person must first request clearance from a member of the Legal. Such member of Legal will then properly vet the name of the issuer prior to the Covered Person receiving the material non-public or other confidential information through the Confidential Information Process.

5.1.4.3	Inadvertent or Unauthorized Receipt of Material Non-Public Information

In the event that a Covered Person inadvertently or without authorization comes into possession of information concerning any company or the market for its securities, and the Covered Person believes that this information is material and non-public, the Covered Person must notify a member of Legal and the Compliance Officer immediately. Upon the receipt of such information, the Covered Person will be “frozen” and may not: (i) disclose the material, non-public information to others within or outside of the Firm; (ii) participate in discussions or deliberation with others within or outside of the Firm, or work on any transactions involving the company to which such information relates; or (iii) engage in transactions (or recommend or suggest that any person engage in transactions) in the securities to which such information relates, without the prior approval of, and subject to any and all restrictions imposed by, the Compliance Officer.

5.1.5	Limiting Inadvertent Access to Material, Non-Public and Other Confidential Information

Covered Persons should take care that material non-public information is not left in public areas. Documents containing material non-public information, to the extent not being filed, should be shredded or otherwise destroyed when being disposed (prior to disposing of a record or document, check with the Compliance Officer to ensure that it is not required to be maintained by the Firm). Workspaces should be cleared of material, non-public information at the end of each day and whenever left unattended to the extent unauthorized persons may have access to the area. Covered Persons should not discuss material, non-public information in public areas, such as hallways, elevators, restaurants, airplanes or trains. Covered Persons should take care when transmitting material non-public information, particularly by e-mail or fax, and should verify addresses to ensure that only the intended recipients receive the information.

To the extent that persons who have not entered into confidentiality agreements with the Firm visit the Firm’s offices, appropriate care should be taken to ensure that they are not afforded access to any material, non-public or other confidential information.

5.1.6	Arrangements with Consultants

From time to time, the Firm may retain the services of outside consultants to provide advice on economic, financial, or political matters. Apollo’s standard agreement with consultants requires that consultants maintain the confidence of any confidential information of the Firm, Clients or the Funds that is shared with them and, moreover, that they not disclose to any person who does not have a “need-to-know” any material non-public information without the prior written approval of legal or compliance. However, if a Covered Person believes that he or she has come into possession of material non-public information from a consultant, the Covered Person should take the steps outlined above under “Inadvertent or Unauthorized Receipt of Material Non-Public Information” in Section 5.1.4.3, above.

5.1.7	No “Big Boy Letters”

Apollo prohibits trading in public securities while potentially in possession of material non-public information in reliance on “big boy letters.”1

5.2	Personal Securities Transactions

Your personal investment activities should always be conducted with the Firm’s reputation in mind and in compliance with all applicable laws and regulations. In addition to complying with all other Code provisions and relevant policies and procedures, all trading in Employee Related Accounts (as defined below) must adhere to the following policies.

[1]	A big boy letter states that parties to a transaction understand that one of them may have more information than the other, but because they are both sophisticated investors, they are entering into the transaction notwithstanding the information disparity and its potential effect on the price of the securities.

5.2.1	New Issues

No personal transactions in initial public offerings are permitted in Employee Related Accounts.

5.2.2	Employee Related Accounts

The Firm has adopted the following general procedures concerning the pre-clearance of certain transactions in, and the reporting requirements with respect to, “Employee Related Accounts,” defined as:

•

All accounts in the name of (i) the Covered Person, (ii) any member of the Covered Person’s immediate family who resides with the Covered Person or to whose support the Covered Person significantly contributes, which may include the Covered Person’s spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents, siblings, persons with whom a Covered Person has an adoptive or in-law relationship or (iii) any other person who may reside with a Covered Person or to whose support a Covered Person significantly contributes;

•	All accounts in which any of the above persons (collectively, the “Relevant Persons”) has a direct or indirect beneficial ownership interest; and

•	All other accounts over which any Relevant Person exercises any investment control, influence or discretion.

The term “beneficial ownership,” for purposes of the definition of Employee Related Accounts, is interpreted as set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended. Under this rule, a person has “beneficial ownership” of securities if the person, directly or indirectly, through any contract arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A “pecuniary interest” in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. A person is presumed to have an “indirect pecuniary interest” in securities held by members of such person’s immediate family sharing the same household, although this presumption may be rebutted. For additional information on what would be considered an “indirect pecuniary interest,” see Appendix 5.2.2.

Consult with the Compliance Officer if you have any questions as to whether an account is covered by the policies in this Section 5.2.2.

5.2.3	Pre-clearance for Trades other than in Apollo

This Section 5.2.3 applies to trades in securities other than in AP Alternative Assets, L.P. (“AAA”), Apollo Investment Corporation (“AINV”) and Apollo Commercial Real Estate Finance, Inc. (“ARI”) securities. The policy for trading in AAA securities is discussed in Section 5.3, below. The policy for trading in AINV securities is discussed in Section 5.4, below. The policy for trading in ARI securities is discussed in Section 5.5, below.

All personal securities transactions not subject to an exception below must be pre-cleared by the Compliance Officer.

It is our policy that trading approval will not be granted for securities of companies on the Restricted List. Approval will generally not be granted for proposed securities transactions in securities of companies with a market capitalization for the outstanding equity on the date of trade of (x) more than $100 million and (y) less than $20 billion (the “Market Cap Rule”). From time to time, adjustments may be made to the Market Cap Rule. In the event that an exception from the restriction is granted, the Chief Compliance Officer or designee shall make and maintain a record of the basis for the exception. In addition, no personal transactions in initial public offerings are permitted and no securities may be sold short.

Transactions involving the following are excepted from the pre-clearance requirement:

•	US government and municipal securities;

•	Exchange traded funds (“ETF”) and closed-end funds containing a portfolio of securities of more than 29 issuers or containing a portfolio of commodities;[2]

•	Mutual funds (i.e., open-ended investment companies);

•	Gifts of securities to a charitable organization, provided that the securities themselves are donated and not the cash resulting from the sale of such securities;

•	Variable annuities; and

•	Transactions in fully-managed accounts, where Relevant Persons have no investment control, influence or discretion.

Note that all transactions in bonds issued by foreign sovereigns are subject to pre-clearance.

ALL personal securities transactions in equity or debt securities (including any derivatives thereof) held in Employee Related Accounts require pre-clearance by the Compliance Officer. Pre-cleared trades are authorized for a limited window period of up to 3 business days and are subject to a minimum holding period of 90 days.

Requests for pre-clearance must be sent through the firms on-line trading system, iTrade and must contain a representation that the Relevant Person is not in possession of material non-public information and, in the case of proposed sales, that the securities have been held for a minimum of 90 days.

5.2.3.1	Approval Guidelines for Trades other than in AAA, AINV and ARI Securities

It is our policy that trading approval will not be granted for securities of companies on the Firm’s Restricted List. Approval will generally not be granted for proposed transactions to buy securities of companies with a market capitalization for the outstanding equity on the date of trade of (x) more than $100 million and (y) less than $20 billion. Relevant Persons shall send

[2]	Transactions in ETF’s are not subject to the market capitalization discussed in Section 5.2.3.1 of this manual.

requests for pre-clearance in writing (email accepted) and shall indicate the market capitalization of the applicable company. Transactions involving close-ended funds must be pre-cleared by Compliance, but are not subject to the Market Cap Rule.

5.2.3.2	Limitations on Trading and Minimum Holding Period for other than AAA

   Securities

Apollo encourages long-term investing by its Covered Persons and discourages active trading because of the potential conflicts of interest and distractions during business hours. Covered Persons are prohibited from engaging in day-trading.

All discretionary authority account transactions in securities are subject to a minimum investment holding period of 90 days.

The holding period for options will be determined at the time approval is provided. Securities may not be sold short in Employee Related Accounts.

5.2.3.3	Private Placements

Investments in private placements (examples include third-party hedge funds, investment partnerships, etc.) must be pre-cleared by the Compliance Officer. Relevant Persons wishing to request pre-clearance of private placements must submit a pre-clearance form to the Compliance Officer. A sample Pre-Clearance Form for Private Placements is available in Appendix 5.2.3.3.

5.2.3.4	Private Funds and Alternative Investments

Sales of, or withdrawals from, private funds and alternative investments must be pre-cleared by the Compliance Officer.

5.2.3.5	Personal Investment Accounts

Investment transactions in fully-managed accounts, where the Covered Person has no investment control, influence or discretion, and accounts in which only mutual funds may be purchased are permitted without pre-clearance by the Compliance Officer. Written certification as to account status will be required at least annually.

5.2.4	Reporting Requirements

Each Covered Person must periodically report to the Compliance Officer all holdings and transactions in Employee Related Accounts, in accordance with this Section 5.2.4.

5.2.4.1	Holdings Reports

New Covered Persons are required to complete the New Covered Person Disclosure Form and provide it to the Compliance Officer within 10 days of joining the Firm. The New Covered Person Disclosure Form shall also function as the initial holdings report for Covered Persons. For a sample copy of this form, see Appendix 5.2.4.1. The information in the New Covered Person Disclosure Form must be current as of a date no more that 45 days prior to the date such person became a Covered Person.

In addition, each Covered Person must submit to the Compliance Officer at least annually a report of the holdings of all Relevant Persons in Employee Related Accounts (a “holdings report”). The information contained in a Covered Person’s holdings report must be current as of a date no more than 45 days prior to the date such holdings report was submitted.

The holdings report must contain, at a minimum, the following information:

•

The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which the Relevant Persons have any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with which the Relevant Persons maintain an account in which any securities are held for the Relevant Person’s direct or indirect benefit;

•	If securities are held other than with a broker, dealer or bank, the location of the securities; and

•	The date that the Covered Person submits the report to the Compliance Officer.

A sample holdings report is included in Appendix 5.2.4.1A. Submission to the Compliance Officer of a duplicate copy of the most recent periodic broker statements of the Relevant Persons within the time frame listed herein will be sufficient to fulfill this requirement, if such broker statements include all required information for all securities and there are no securities held outside such accounts. A sample letter to brokers requesting that duplicate copies of statements be sent to the Firm is attached in Appendix 5.2.4.1B.

5.2.4.2	New Employee Related Accounts and Closed Accounts

Each Covered Person must promptly notify the Compliance Officer in writing (e-mails accepted) of the opening of any Employee Related Account. The notice must include the name and number of such Employee Related Account, and the name and address of the broker-dealer or financial institution where such account is maintained.

Each Covered Person also must promptly notify the Compliance Officer if an Employee Related Account is closed.

5.2.4.3	Duplicate Statements

Each Covered Person must send to the broker-dealer(s) or financial institution(s) carrying each Employee-Related Account a letter authorizing and directing that it forward duplicate monthly or periodic statements, as applicable, as well as any other information or documents as the Compliance Officer may request, directly to the Firm. A sample authorization may be obtained in electronic form by contacting the Compliance Officer or a Designee. All duplicate statements must be received by the Compliance Officer within 30 days after the end of the applicable period.

A sample authorization letter requesting broker-dealers to send duplicate statements to the Firm is available at Appendix 5.2.4.1B.

Access to duplicate account information with respect to Employee-Related Accounts and other personal securities holdings will be restricted to those persons who are assigned by the Firm to perform review functions, and all such materials will be kept confidential except as otherwise required by law.

5.2.4.4	Transactions Reports

Except for accounts where Covered Persons have no influence over trading decisions and automatic investment plans, each Covered Person must also submit to the Compliance Officer quarterly securities transactions reports (“transaction reports”), no later than 30 days after the end of each calendar quarter, containing information regarding transactions in all of the Relevant Persons’ Employee Related Accounts and transactions in any securities held outside of such accounts. The transaction reports must cover, at a minimum, all transactions during the quarter, and must include the following information:

•

The date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each reportable security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected;

•	If not effected through a broker, dealer or bank, the location of the securities and a description of how the transaction was effected; and

•	The date that the Covered Person submits the report to the Compliance Officer.

Transaction reports shall not be required for the following types of transactions:

•	US government and municipal securities;

•	Exchange traded funds;

•	Mutual funds (i.e., open ended investment companies);

•	Gifts of securities to a charitable organization, provided that the securities themselves are donated and not the cash resulting from the sale of such securities;

•	Variable annuities; and

•	Transactions in fully-managed accounts, where Covered Persons have no investment control, influence or discretion.

5.3	AP Alternative Assets, L.P. (“AAA”) Employee Trading Policy

This Section 5.3 applies to trades in AAA which is listed on Euronext and governed by such rules. Definitions applicable to this Section 5.3 are available in Appendix 5.3.

5.3.1	Statutory Framework

Article 5:65 of the Dutch Financial Supervision Act provides that a legal entity with its corporate seat in a non EU-member state that has issued securities as referred to in article 5:56 of the Financial Supervision Act, such as AAA (the “Company”), shall draw up an internal code regarding the holding of, and transactions in, its shares or securities of which the value is determined by such shares, by its managing and supervisory directors and its employees. These Insider Regulations apply to all persons who work at the Company, including its managing and supervisory directors. Certain provisions also apply to employees, partners, directors and officers of Apollo Alternative Assets, L.P., and Apollo Management, L.P. and its affiliates. These persons fall under the definition “Person Not Obliged to Notify” as defined in Appendix 5.3.

5.3.2	General Rules for all Staff Members

Before a Staff Member may purchase or sell Company securities, a written request must be made to and approved in writing by the Compliance Officer. A sample Staff Member Trading Request is included at Appendix 5.3.2. Any approved purchase or sale must be made within three business days of approval, unless otherwise approved by the Compliance Officer.

In addition to receiving written approval as described in this Section 5.3.2, Staff Members may only purchase or sell Company securities during the following periods:

•	Between 48 hours and 15 days after the release of the Company’s quarterly, semi-annual or annual financial information in a press release; and

•	Any other time that the Compliance Officer approves such a transaction, but such approval will only be given under extraordinary circumstances.

Notwithstanding any provision of this Section 5.3.2, Staff Members who work in the finance or investor relations departments of Apollo Management, L.P. or any of its affiliates, or other Staff Members who have access to draft financial results of the Company, may only purchase or sell Company securities during the following periods:

•	Between 48 hours and 10 days after the release of the Company’s quarterly, half-yearly or annual financial information in a press release; and

•	Any other time that the Compliance Officer approves such a transaction, but such approval will only be given under extraordinary circumstances.

Staff Members shall not sell Company securities within six months of the purchase of such securities and shall not purchase within six months of their sale, provided, however, that this prohibition does not apply if the first transaction consists of the exercise of options granted by the Company and the second transaction consists of the sale of the Company’s common units acquired through the exercise of such options.

5.3.3	Statutory Notification Obligation for Persons Obliged to Notify

Persons Obliged to Notify are obliged to notify the AFM of their transactions in Company securities in accordance with article 5:60 of the Financial Supervision Act. This notification obligation does not apply to transactions referred to in Section 5.3.4.

The notification to the AFM described in the preceding paragraph must, in accordance with article 5:60 of the Financial Supervision Act, be submitted to the AFM no later than on the fifth working day after the date of the transaction. The notification must be on a standard form of the AFM, a sample copy of which is included at Appendix 5.3.3.

The Compliance Officer will make the relevant notification on behalf of the Person Obliged to Notify. Therefore, a Person Obliged to Notify must immediately inform the Compliance Officer of any transaction in Company securities. A Person Obliged to Notify will be responsible at all times for the accuracy and timely submission of notifications, even in situations where a Person Obliged to Notify has expressly requested the Compliance Officer to submit the notification on his or her behalf.

5.3.4	Exceptions to the Notification Obligation set out in Section 5.3.3

The notification obligation set out in Section 5.3.3 does not apply to transactions based on a discretionary management agreement (i.e., transactions that are conducted or effected by an authorized agent to whom a written mandate has been given for the discretionary management of the securities portfolio). This exception is subject to the condition that under the agreement for asset management, the person in question may not exercise any influence over the securities portfolio, and in fact does not do so.

A notification within the meaning of Section 5.3.3 may be delayed until the moment that the value of the transactions performed for that person’s own account, together with the transactions carried out for the account of the persons associated with that person, reaches or exceeds the amount of EUR 5,000 in the calendar year in question. The amount of EUR 5,000 is to be calculated based on the prices of Company securities, i.e., the purchase or sale price or the amount paid as consideration for the acquisition or disposal of Company securities. Company securities obtained free of charge need not be reported until the threshold of EUR 5,000 is reached. Once this threshold value of EUR 5,000 is reached through other transactions, the transactions effected free of charge must be reported together with the other transactions.

5.3.5	Restrictions on Transactions in Units Issued by AAA

The Company has elected to impose certain restrictions, described below, on the future trading of its common units and the RDUs so that it will not be required to register the offer and sale of its common units and the RDUs under the Securities Act of 1933, as amended; so that it will not have an obligation to register as an investment company under the Investment Company Act of

1940, as amended (“Investment Company Act”) and related rules; and to address certain ERISA (the U.S. Employee Retirement Income Security Act), US Internal Revenue Code and other considerations. As described and defined in greater detail below, a US person wishing to acquire RDUs generally must be (i) a “Qualified Institutional Buyer” or an “Accredited Investor,” and (ii) a “Knowledgeable Employee” or a “Qualified Purchaser.” In addition, the transfer restrictions, which will remain in effect until the Company and the depositary determine to remove them, may impair the ability of Staff Members who hold RDUs to trade such securities. Such restrictions are set forth in detail in the Company’s publicly filed prospectus. Each Staff Member that engages in a transaction involving Company securities is responsible for complying with the applicable restrictions on transactions in Company securities.

Note that pursuant to currently applicable guidance, the following persons generally will not be treated as Knowledgeable Employees:

•	An individual who has not, for at least 12 months:

•

Participated, in connection with his or her regular functions and duties, in the investment activities of a fund excluded from treatment as an investment company under the Investment Company Act (or an entity under common control with such a fund), or

•	Performed substantially similar functions and duties for or on behalf of another company;

•	Employees performing solely clerical, secretarial or administrative functions with regard to a fund or its investments; and

•	Non-executive employees, such as marketing and investor relations professionals, brokers and traders, attorneys and financial, compliance, operational and accounting officers.

5.4	Policy For Trading in Apollo Investment Corporation (“AINV”) Stock

All Covered Persons other than “disinterested directors” of AINV, as defined under Rule 0-1 of the Investment Company Act,3 are subject to this Section 5.4.

5.4.1	Pre-Clearance

Before a Covered Person may purchase or sell shares of AINV, a written request must be made to and approved by the Compliance Officer. A sample Covered Person Trading Request is included in Appendix 5.4.1. Any approved purchase or sale must be made within three business days of approval.

5.4.2	Trading Window

[3]	Purchases and sales of shares of AINV by Independent Directors of the Company are addressed under the Company’s Stock Trading Policy for Independent Directors.

In addition to receiving written approval as described above, Covered Persons may only purchase or sell shares of AINV during the following periods:

•	Between 48 hours and 15 days after the release of AINV’s quarterly or annual financial information in a press release; and

•	Any other time that the Compliance Officer approves such a transaction, but such approval will only be given under extraordinary circumstances.

5.4.3	Short-Term Trading and Reporting Requirements

Notwithstanding anything to the contrary set out above, Covered Persons will not be permitted to make a round-trip transaction in shares of AINV (in other words, a purchase followed by a sale, or sale followed by a purchase) until the trading window following the release of the financial information for the next quarterly or annual report, absent extraordinary circumstances.

In addition, Covered Employees who are directors, officers or ten percent beneficial owners (each an “Insider”) of AINV are subject to the reporting of transactions under Section 16(a) and the restrictions set out in Section 16(b) of the Securities Exchange Act of 1934 with respect to round-trip transactions in shares of AINV. Section 16(b) generally prohibits a round-trip transaction in shares of AINV in any period of less than six months by any Insider. Any profits made in a round-trip transaction by any Insider of AINV are recoverable by AINV, even if the round-trip transaction was done inadvertently.

5.5	Policy For Trading in Apollo Commercial Real Estate Finance, Inc. (“ARI”) Stock

All Covered Persons are subject to this Section 5.5.

5.5.1	Pre-Clearance

Before a Covered Person may purchase or sell shares of ARI, a written request must be made to and approved by the Compliance Officer. A sample Covered Person Trading Request is included in Appendix 5.5.1. Any approved purchase or sale must be made within three business days of approval.

5.5.2	Trading Window

In addition to receiving written approval as described above, Covered Persons may only purchase or sell shares of ARI during the following periods:

•	Between 48 hours and 15 days after the release of ARI’s quarterly or annual financial information in a press release; and

•	Any other period, provided that such approval will only be given under extraordinary circumstances.

5.5.3	Short-Term Trading and Reporting Requirements

Notwithstanding anything to the contrary set out above, Covered Persons will not be permitted to make a round-trip transaction in shares of ARI (in other words, a purchase followed by a sale, or sale followed by a purchase) until the trading window following the release of the financial information for the next quarterly or annual report, absent extraordinary circumstances.

In addition, Insiders of ARI are subject to the reporting of transactions under Section 16(a) and the restrictions set out in Section 16(b) of the Securities Exchange Act of 1934 with respect to round-trip transactions in shares of ARI. Section 16(b) generally prohibits a round-trip transaction in shares of ARI in any period of less than six months by any Insider. Any profits made in a round-trip transaction by any Insider of ARI are recoverable by ARI, even if the round-trip transaction was done inadvertently.

6.	DEALINGS WITH FUNDS AND INVESTORS

6.1	General Prohibitions

Consistent with Apollo’s duties as a registered investment adviser, all clients of the Firm, and their investors, must be treated fairly and equitably at all times. Generally, fair and equitable treatment means, among other things, acting in the best interests of clients and investors, avoiding actual and potential conflicts of interest and not favoring one client over another.

In addition, Covered Persons shall not:

•	Guarantee investors against losses;

•	Give any legal or tax advice to any investor, even if qualified to do so;

•	Lend to or borrow money or securities from any client or investor;

•	Guarantee the performance of an investment;

•	Sign any contract or otherwise bind the Firm without proper authorization;

•	Disclose any information about a client or investor without proper authorization; and

•	Make investment decisions with respect to a client’s assets without proper authorization.

6.2	Marketing Materials

All marketing materials (including updates to previously approved marketing materials) must be reviewed by the relevant portfolio manager, Legal, Finance and Compliance prior to their scheduled use. The responsible marketing professional shall circulate to Compliance, Legal, Finance and the applicable PM marketing materials, together with supporting documentation sufficiently before the anticipated use of the materials so as to allow for the review of the materials. A sample Marketing Approval Form is included in Appendix 6.2.

Rule 206(4)-1 of the Advisers Act defines an “advertisement” (referred to in this manual as “marketing material”) to include any notice, circular, letter or other written communication addressed to more than one person, or any notice or other announcement in any publication or by radio or television which offers (1) any analysis, report, or publication concerning securities, or which is to be used in making any determination as to when to buy or sell any security, or which security to buy or sell, or (2) any graph, chart, formula, or other device to be used in making any determination as to when to buy or sell any security, or which security to buy or sell, or (3) any other investment advisory service with regard to securities.

Marketing Material includes, among others:

•	Offering materials;

•	Pitch books;

•	Newsletters;

•	Websites;

•	Slide presentations;

•	Brochures;

•	Letters and e-mails sent to current and prospective investors for purposes of soliciting investments;

•	Article reprints;

•

Quarterly and annual data provided to consultants and consultant questionnaires (the term consultants is an industry term that refers to individuals or firms that collect data on advisers and their fund clients and refer investors to advisers);

•	Presentations developed for seminars or investor meetings; and,

•	Transcripts, tapes and outlines for media interviews.

6.2.1	General Requirements

Marketing material should fairly present the services that are being offered and should include meaningful reference to any risk and speculative elements associated with the particular investment program or fund offered. The appropriateness of any specific marketing material will depend on all the particular facts relating to the marketing material and the statements contained therein, including: (1) the form as well as the content of the marketing material, (2) implications or inferences arising out of the communication in its total context and (3) the sophistication of the prospective advisory investors. Also, factual statements contained in marketing materials must be clearly supportable, preferably with written evidence.

6.2.2	Antifraud Provisions

Marketing materials may not, directly or indirectly, contain any untrue statement of a material fact or be otherwise false or misleading (i.e., causing someone to infer something that is not in fact true). Marketing materials must not suggest any type of guarantee, especially any guarantee or promise of positive results, or contain any other type of promissory language. Unqualified superlatives and exaggerated or flamboyant statements should not be used in any marketing materials. Anything that could be construed as a claim of potential profit, opportunity or benefit should also disclose the possibility of loss.

6.2.3	Testimonials

A testimonial is any statement of a client, investor or portfolio company’s experience with Apollo, or an endorsement by such person. Testimonials are prohibited in marketing materials because they may imply that one client, investor or portfolio company’s experience with Apollo is typical of all such persons and are considered by the SEC to be inherently misleading. Even if unsolicited, testimonials are prohibited.

6.2.4	Past Specific Recommendations

Apollo may not refer to past specific recommendations which were or would have been profitable, unless the marketing materials include a list of all recommendations made within the last year.4 A partial list of portfolio companies could be viewed as “cherry picking” past recommendations and is considered to be inherently misleading. For these purposes, “past specific recommendations” means all prior investments, including all portfolio companies included within client portfolios.

The list must include the following (if applicable):

•	The name of each security invested;

•	The date and nature (buy or sell) of each investment;

•	The market price at that time;

•	The price at which the investment was to be acted upon; and

•	The market price of each security as of the most recent practicable date.

The following legend (or a similar legend approved by the Compliance Officer) must be included on the first page of the marketing material in type as large as the largest type used in the body or text:

“It should not be assumed that investments made in the future will be profitable or will equal the performance of the investments in this list.”

6.2.5	Preparation of Marketing Materials

While it is Apollo’s general policy not to advertise, some of the Firm’s communications, including but not limited to brochures and pitch books, may be considered to be marketing materials under the Advisers Act. Because the Advisers Act restricts an investment adviser’s ability to promote its advisory services, the Firm must ensure that its advertising to attract portfolio investments will not be construed as promoting its investment advisory services. As a result, Apollo will concentrate its marketing materials for portfolio investments on the factors that make Apollo a desirable investor, such as its available capital (not the total capital committed to the funds), industry sectors, its support of company management, the professionalism of its board representatives, its long-term commitment to portfolio companies, and other factors that may benefit the prospective portfolio company. Advertising by Apollo to

[4]

If the marketing material covers more than a one-year period, then the list must cover all recommendations made during the covered period. For example, if an advertisement discusses past investments dating back five years, the list must include all past investments made during the five-year period.

attract portfolio opportunities should not discuss its investment advisory services.

Apollo’s success depends upon the Firm having the opportunity to participate in deals that will benefit its clients. To attract these opportunities, investment bankers and companies seeking capital must recognize the Firm as a desirable investor. Apollo will advertise its willingness and ability to invest in portfolio companies to heighten its recognition among that audience, but the Firm does not intend to advertise its investment advisory services to attract new Investors. Therefore, the Compliance Officer and Legal must review all communications that may be considered marketing materials.

6.2.6	Performance Gross/Net of Fees

The SEC generally requires investment advisers to present performance data net of advisory fees and other expenses paid by investors, but has created certain exceptions to the rule through a series of no-action letters. The SEC staff has said that investment advisers may present performance figures without reflecting custodian fees paid to a bank or other organization for safekeeping client assets. The SEC staff has also said that investment advisers may provide a prospective investor with gross performance results in a one-to-one presentation if the adviser provides in writing: (1) disclosure that the performance figures do not reflect the deduction of investment advisory fees; (2) disclosure that the investor’s return will be reduced by the advisory fee and any other expenses it may incur; (3) disclosure that the investment advisory fees are described in Part II of the adviser’s Form ADV, and (4) a representative example showing the compounded effect an investment advisory fee could have on the total value of an investor’s portfolio over time. Alternatively, investment advisers may present performance that reflects the deduction of the highest advisory fee charged to any account employing that strategy during the performance period. Advisers may also present gross performance information if the adviser also presents net performance information and provides adequate disclosure.

6.2.7	Performance Data

Performance related information (including statistics) presented to clients or prospective clients is calculated according to the Firm’s valuation procedures and any deviation from such procedures must be approved in advance by the Compliance Officer. In addition, the SEC has issued a number of interpretations of Rule 206(4)-1 concerning presenting past performance data. These interpretations generally prohibit the use of performance data that:

•	Fails to disclose whether and to what extent the results portrayed reflect the reinvestment of dividends and other earnings;

•	Suggests or makes claims about the potential for profit without also disclosing the possibility of loss;

•

Compares actual results to an index without disclosing any material facts relevant to the comparison (e.g., failure to disclose that the volatility of an index is materially different from that of the portfolio);

•	Fails to disclose any material conditions, objectives or investment strategies used to obtain the results portrayed; or

•

Fails to disclose prominently, if applicable, that the results portrayed related only to a select group of accounts managed by Apollo, the basis on which the selection was made, and the effect of this practice on the results portrayed, if material.

6.2.8	Past Performance

The SEC staff has taken the position that prior performance results for accounts managed at a prior entity would not be considered misleading if:

•

The person or persons who manage the accounts at Apollo were primarily responsible for achieving the prior performance results at the prior entity and no other person played a significant part in achieving the performance results;

•

The investment objectives, policies and strategies for the accounts managed at the prior entity are so similar to the currently managed accounts to make the performance at the predecessor entity relevant to prospective clients;

•	The person or persons who manage the accounts at Apollo did not manage comparable accounts while managing the accounts at the prior entity (i.e., you can’t cherry pick prior performance);

•	The performance of the other entity is not presented in a misleading manner (e.g. the performance is presented separately from, and given no greater prominence than, Apollo’s performance);

•

The marketing material includes all relevant disclosures, including that the performance results are from accounts managed at another entity and the role that the current managers played (or did not play) in achieving the performance;

•	Apollo has copies of the backup documentation forming the basis for performance data from the prior entity; and

•

Subject to certain exceptions, Apollo must obtain approval from any other entity before using any information that relates to such other entity or the performance of its investments. The principal exception is for materials that repeat information previously approved, information and updated financial performance based upon information that was considered in preparing financial results reported to the public by Apollo.

6.2.9	Media and Conferences

You should avoid communications with the media unless approved by Compliance or Legal. All comments to the media must be referred to the Firm’s General Counsel and Director of Investor Relations.

You must receive pre-clearance from Compliance or Legal to participate in any conferences (whether or not media will be present). All materials to be presented at a conference must be reviewed by Compliance or Legal.

6.3	Prohibited Titles and Terms

The Advisers Act prohibits a person to represent or imply in any manner whatsoever that such person has been sponsored, recommended, or approved, or that his abilities or qualifications have in any respect been passed upon by the United States or any agency or any officer thereof. In addition, a person is prohibited from representing that he is an investment counsel or to use the name “investment counsel” as descriptive of his business unless (1) his or its principal business consists of acting as investment adviser, and (2) a substantial part of his or its business consists of rendering investment supervisory services.

6.4	Principal and Cross Trades

Apollo funds may engage in principal and cross trades subject to the limitations of Section 206(3) of the Advisers Act, if applicable. A principal trade occurs when an investment adviser (or an owner, employee or affiliate of such investment adviser), acting for its own account or the account of an affiliate, buys a security from, or sells a security to, the account of a client. A cross trade is a pre-arranged transaction between two or more different funds or accounts, each of which is managed by the same adviser and where no broker-dealer or brokerage commission is involved).5

Prior to executing a principal trade or a cross trade, notice must be provided to, and approval obtained from, the Compliance Officer and a member of Legal. Notice is provided by completing and providing to the Compliance Officer and Legal the Cross Trade and Principal Trade Approval Form, a sample copy of which is attached at Appendix 6.4.

6.4.1	When Cross Trades are Principal Trades

A cross trade that involves an account or fund which the adviser (or its owners, employees or affiliates) controls, will be deemed to be a principal trade and therefore subject to Section 206(3) of the Advisers Act. The SEC staff has stated that Section 206(3) applies to a cross trade between a client account and an account of which the investment adviser and/or its controlling

[5]

A trade that occurs where an investment adviser who is also a broker-dealer acts as adviser and broker to its advisory client and as broker to a non-advisory client is known as an ‘agency cross trade.’ Rule 206(3)-2 under the Advisers Act provides a safe harbor for certain agency cross trades. However, the safe harbor is generally not available where both a buyer and seller are advised on the trade by the same investment adviser (or a person controlling, controlled by or under common control with the adviser), since the protection of arm’s length bargaining may not be present. Apollo does not engage in agency cross trades.

persons, in the aggregate, own(s) more than 25% of ownership interests, while it would not apply to a cross trade between a client account and an account of which the adviser and/or its controlling persons hold ownership interests, in the aggregate, of 25% or less.

6.5	Piggy-Backing and Front-Running

You may not receive any personal advantage from information which has been obtained by, or in the course of, the performance of your duties at the Firm. Therefore, “piggy-backing” and “front-running” (i.e., purchasing or selling a security for an account of the adviser or an affiliate or employee of an adviser prior to its purchase for a client account) are prohibited.

7.	OTHER BUSINESS CONDUCT

You are expected to conduct the Firm’s business in accordance with the highest legal and ethical standards, respecting the Firm’s clients, investors and related parties, dealing responsibly with the Firm’s assets, and complying with applicable legal and regulatory requirements.

7.1	Assets of the Firm

You are expected to protect the Firm’s assets as well as the assets of others that come into your custody.

The Firm’s assets include not only financial assets such as cash and securities and physical assets such as furnishings, equipment and supplies, but also client relationships and intellectual property such as information about clients, investors, related parties, systems and people. All property created, obtained, or compiled by or on behalf of the Firm belongs to the Firm.

The Firm’s assets should be used only for the conduct of the Firm’s business, except where limited incidental personal use is authorized by the Code or other applicable policies.

7.2	Telephones, E-Mail, Internet and other Electronic Communications Devices

Telephones, electronic mail (e-mail) systems and other electronic communications devices provided by Apollo, whether in the workplace or elsewhere, are the property of the Firm and should be used for business purposes. Limited incidental personal use is permitted, consistent with the Code and all other policies of the Firm.

The Firm’s computer and electronic communications systems are configured to retain records consistent with the Advisers Act. To ensure compliance, you must:

•	Save and store all files, including but not limited to documents, spreadsheets, and presentations, on the Firm network. Files should not be stored on personal computer hard drives; and

•	Use only Firm electronic communications systems for e-mail, messaging and other communication functions at all times, including when away from the office.

The use of e-mail and the internet must conform to the Firm’s policies. E-mail and internet systems may be used to transmit or provide access to confidential information only when such information is adequately protected and transmitting such information is necessary for business purposes.

Among other things, unless used for a permitted purpose, the following are prohibited:

•

Statements, which if made in any other forum, would violate any of our policies, including policies against discrimination and harassment, participation in impermissible or illegal activities, and the misuse of confidential information, and

•	Accessing, downloading, uploading, saving, or sending sexually-oriented or other lewd or offensive materials.

In addition, you must not forward documents which would be considered proprietary to the Firm and/or marked “For Internal Use Only” outside the Firm without the consent of your supervisor or legal.

There is no right to privacy in any data and/or communications transmitted through, received by, or contained in the Firm’s electronic or telephonic equipment or systems. The Firm considers all such data and communications to be the property of the Firm. Subject to applicable laws and regulations, the Firm reserves the right to monitor, review and disclose all such data and communications as it deems appropriate. In addition, the Firm has implemented an e-mail surveillance program pursuant to which your e-mails may be reviewed by Compliance.

7.3	Internal Controls, Record Retention and Reporting

Internal controls and record retention policies have been established in order for Apollo to meet both legal and business requirements.

The falsification of any book, record or account relating to the business of Apollo, its clients or to the disposition of assets of the Firm or its clients (including, without limitation, the submission of any false personal expense statement, claim for reimbursement of a non-business expense or a false record or claim under an employee benefit plan) is prohibited.

All forms of recorded information created or received in the course of conducting the Firm’s business or involving the Firm’s legal obligations must be maintained and/or discarded in accordance with the Firm’s policies on record retention set forth in Apollo’s Supervisory Procedures Manual. All Covered Persons are responsible for being familiar, and complying, with these policies. Notwithstanding any other provision of such record retention policies, no document or record may be destroyed if you have been advised or otherwise should recognize that it may be relevant to a pending or threatened legal or regulatory proceeding.

It is of critical importance that Apollo’s filings with regulatory authorities be accurate and timely. Information provided to those involved in preparation of the Firm’s disclosures to regulators and investors should be complete, accurate and informative.

7.4	Limits of your Authority

Your authority to act on behalf of Apollo is limited by various laws, regulations, corporate charters, bylaws and resolutions and by internal policies and procedures. You may not sign any documents, or otherwise represent or exercise authority on behalf of any Apollo entity unless you are specifically authorized to do so.

Any Covered Person who is authorized to take action on behalf of Apollo must first conduct appropriate inquiries and due diligence to determine that the taking of such action is appropriate and consistent with the Firm’s business objectives, policies and procedures. Covered Persons who are responsible for supervising any other person in connection with actions taken on behalf of the Firm, must provide appropriate supervision under the circumstances, which may include independently verifying information and conducting additional inquiries, to ensure that it is appropriate to rely on such information.

7.5	Post-Employment Responsibilities

As a condition of continued employment or other association with Apollo, Covered Persons will have certain responsibilities after their employment or other association with Apollo terminates. Specifically, all Covered Persons, after the termination of their employment or other association, must (in addition to other specific requirements of the Code and any employment agreements with the Firm):

•

Return all Firm assets in their possession, including, but not limited to, files, records, building access cards, keys, cell phones, mobile or remote computers, corporate credit cards, computer software, hardware and disks;

•

Maintain the confidentiality of confidential information relating to the Firm, its clients, investors, related parties, or any other confidential information obtained in the course of their employment;

•	Refrain from insider trading based on information obtained in the course of employment by Apollo;

•	If requested, assist Apollo with investigations, litigation, and the protection of intellectual property relating to their employment;

•

Refrain from soliciting a business or investment opportunity that you became aware of during your employment or other association with the Firm, from someone doing business or seeking to do business with Apollo; and

•	Refrain from taking for yourself a business opportunity belonging to the Firm or any client that you became aware of during your employment or other association with the Firm.

7.6	Improper Expenditures and the Foreign Corrupt Practices Act

Federal law of the United States and the laws of many other countries prohibit bribes, kickbacks or other similar remuneration or consideration given to any person or organization, such as a domestic or foreign government official, political party, or candidate for political office, or to any intermediaries, such as agents, attorneys or consultants in order to attract or retain business or to influence any governmental decision or action. Offering or paying such remuneration or consideration is strictly prohibited.

In addition, you may not accept any such payments in connection with any business decision or transaction.

Outside the U.S., the Firm will honor local laws and applicable U.S. laws, including the Foreign Corrupt Practices Act (“FCPA”). The FCPA prohibits the Firm from directly or indirectly offering, promising to pay, or authorizing the payment of money or anything of value to foreign government officials, parties or candidates for the purpose of influencing the acts or decisions of foreign officials or to obtain an unfair advantage. This law is very complex and each situation may dictate a different course of action. Therefore, the approval of the Compliance Officer should be obtained before making or authorizing any payment of any kind to any public official, their designee or agent, political party or official or candidate for office whether or not it is believed to be to secure routine governmental action.

7.7	Soft Dollar Arrangements

Soft dollar arrangements require the prior approval of the Compliance Officer. The SEC defines a “soft dollar arrangement” as an arrangement under which products or services other than execution of securities transactions are obtained by an adviser from or through a broker-dealer in exchange for the adviser directing client brokerage transactions to the broker-dealer. Soft dollar arrangements may be formal written agreements or informal agreements to direct trades to a particular broker-dealer.

Because soft dollar arrangements may present conflicts of interest between Apollo and its clients, the Fund Trader must disclose any proposed soft dollar arrangements on the Broker Request Form and obtain approval from Compliance before entering into a soft dollar arrangement.

8.	MONEY LAUNDERING

It is the policy of Apollo to comply with all applicable federal and state laws and regulations designed to combat money laundering. The Firm is committed to taking reasonable and practical steps to help achieve this goal.

Apollo has established policies, procedures and internal controls designed to assure compliance with federal law and regulations regarding money laundering and terrorist financing. In this regard, the Firm’s goal is to:

•	Accept investments only from legitimate law-abiding investors;

•	Cause each of our clients to accept investments only from legitimate, law-abiding investors; and

•	Invest, and cause each of our clients to invest, only in legitimate, law-abiding companies.

8.1	AML Compliance Officer

Apollo has appointed Cindy Michel to serve as its Anti-Money Laundering (“AML”) Compliance Officer (the “AML Compliance Officer”). The AML Compliance Officer is responsible for monitoring compliance with applicable federal and state law regarding the AML efforts, conducting or overseeing ongoing training programs designed to familiarize employees with the requirements of AML laws and compliance efforts, and updating senior management of developments in AML compliance efforts and/or applicable laws. Any questions or comments regarding these policies and procedures should be directed to the AML Compliance Officer.

8.2	Money Laundering

In general, money laundering consists of moving cash or other financial assets attributable to illicit activities through one or more legitimate accounts, businesses or other conduits for the purposes of making such cash or assets appear to be attributable to legitimate activities or otherwise more difficult to trace back to their illicit source.

Regulators and law enforcement agencies will prosecute firms and individuals for assisting a money launderer, disregarding legal requirements or deliberately “turning a blind eye” to criminal activity. Covered Persons are personally responsible for complying with anti-money launderings laws and must immediately report suspicions of money laundering to the AML Compliance Officer.

The following policies and procedures must be adhered to at all times.

8.2.1	Know Your Customer (“KYC”)

The “Know Your Customer” process is a vital element of the investor acquisition and retention process. Appropriate due diligence must be completed prior to establishing a business relationship with any investor. The due diligence review must be designed to address any money laundering risks based on the nature and geographic location of the investor. The level of due diligence conducted must be reasonable under the circumstances and may require that additional steps be taken with regard to investors who appear to present an increased money laundering risk. In some instances it may be reasonable for the Firm to rely on a placement agent or other financial intermediary with appropriate AML policies and procedures in place to conduct the due diligence required with respect to investors introduced to the Firm by such placement agent or financial intermediary.

Procedures for verifying the identity of investors are set forth in the Supervisory Procedures Manual. The Firm is required to comply with the economic sanctions imposed by the U.S. against certain countries. The Department of Treasury’s Office of Foreign Assets Control (“OFAC”) maintains a list of certain foreign governments and certain specially designated nationals on which sanctions have been imposed. In connection with KYC due diligence, the AML Compliance Officer or designee will compare each potential investor to the OFAC list to ensure that funds are not accepted from or paid to any geographic region, person or entity subject to U.S. sanctions. These comparisons must be completed prior to the acceptance of any investor.

Procedures for performing OFAC checks are set forth in the Supervisory Procedures Manual.

8.3	OFAC Prohibited Assets

The United States Department of Treasury has enacted regulations that prohibit effecting transactions in certain assets. The following are generally prohibited:

•	Securities registered or inscribed in the name of a Cuban national;

•	Sovereign debt securities representing obligations of the governments of Cuba, Iran, Libya, North Korea, and Sudan;

•	Debt or equity securities representing obligations of, or ownership interests in, companies appearing on OFAC’s Specifically Designated Nationals list;

•	Debt or equity securities representing obligations of, or ownership interests in, companies located in Cuba; and

•	Any bankers acceptances or any other securities which represent obligations of, or ownership interests in, entities owned or controlled by blocked commercial or governmental entities referenced above.

8.4	Suspicious Activity

Any “suspicious activities” of any of the Firm’s potential investors or investors must be reported promptly to the AML Compliance Officer. Suspicious activities are difficult to define and are generally left to the common sense of the individual. However, signs of suspicious activity may include:

•	Unusual concern exhibited by an investor regarding Apollo’s compliance with the AML laws, rules and regulations or other government reporting requirements;

•

An investor (or persons/entities publicly associated with such investor) that has a questionable background or is the subject of news reports indicating possible criminal, civil or regulatory violations;

•

An investor who appears to be acting as the agent for another entity but declines, evades or is reluctant, without legitimate commercial reasons, to provide any information in response to questions about that entity;

•	An investor is a non-U.S. bank that declines to provide information regarding ownership;

•	An investor refuses or fails to provide requested information;

•	Information provided by the investor appears false or suspicious, is inconsistent or cannot be explained after additional inquiries;

•	The investor appears to be controlled by a senior foreign political figure;

•

Wire transfers or transactions with individuals or entities, or through countries, identified by the U.S. Department of Treasury as being a “primary money laundering concern,” financial secrecy haven countries, or otherwise reasonably suspected of money laundering, terrorism or other illegal activities without an apparent business reason; and

•	Any suspicious financial transactions, such as capital contributions made in the form of cash, travelers checks, money orders, cashiers checks or third-party checks.

For business and security purposes, no one other than the AML Compliance Officer or a person approved by the AML Compliance Officer may contact any person suspected of suspicious activities.

9.	OUTSIDE ACTIVITIES, GIFTS, POLITICAL ACTIVITY AND OTHER POTENTIAL CONFLICTS OF INTEREST

A conflict of interest may arise from an employee’s involvement in outside interests or relationships that may either conflict with the employee’s duty to the Firm, adversely affect the employee’s judgment in the performance of his or her responsibilities or provide an actual or potential personal benefit. The benefit may be direct or indirect, financial or non-financial, through family connections, personal associations or otherwise. It is the policy of Apollo that all employees conduct the business affairs of the Firm in accordance with the highest principles of business ethics and in such a manner so as to avoid such conflicts of interest, whether actual or potential.

Covered Persons should promptly report to the Compliance Officer any situation or circumstance which may give rise to a conflict of interest.

While it is not possible to describe all circumstances where a conflict of interest exists or may exist, the following is intended to provide some guidance about potential conflicts of interest.

9.1	Making Impartial Business Decisions

To avoid a conflict of interest, employees should approach all persons doing or seeking to do business with Apollo in an entirely impartial manner. The only criterion of any business decision should be whether Apollo’s clients’ best interests are promoted, and any circumstances which could call such impartiality into question should be disclosed to the Compliance Officer. For example, any factors suggestive of a possible conflict in connection with recommending an investment must be disclosed, as should any personal connection that an employee may have with an outside party, such as a consultant, with which we are considering doing business.

9.2	Potential Conflicts of Interest under Limited Partnership Agreements and Offering Materials

The Apollo Limited Partnership Agreements and the offering materials of the various Apollo funds contain various provisions relating to possible conflicts of interest, which are too detailed to summarize in this Code. If you are aware of circumstances that you feel might constitute a conflict of interest between Apollo or any of its Covered Persons and our limited partners you must bring the matter to the attention of a member of legal.

9.3	Dealing With Portfolio Companies

Having an interest in a Firm that does business with a portfolio company could create a conflict of interest. Covered Persons must make full disclosure of any such interests to the Compliance Officer.

9.4	Personal Relationships

In general, without prior approval from the Compliance Officer, you may not act on behalf of Apollo in any transaction or business relationship involving yourself, members of your family, or other persons or organizations with which you or your family have any significant personal connection or financial interest.

You may not engage in self-dealing or otherwise trade upon your position with Apollo or accept or solicit any personal benefit from a client, investor or related party that is not generally available to other persons or made available to you due to your position with Apollo (except in accordance with our policies regarding the occasional acceptance of gifts).

Negotiating with Apollo on behalf of others with whom you or your family have a significant connection should be avoided if there is a risk that your involvement would be perceived as self-dealing or trading upon your position with the Firm.

9.5	Outside Business and Memberships

Your outside activities must not reflect adversely on Apollo or give rise to a real or apparent conflict of interest with your duties to the Firm. You must be alert to potential conflicts of interest and be aware that, as a condition to your continued employment or other association with the Firm, you may be asked to discontinue any outside activity if a potential conflict arises. Outside activities must not interfere with your job performance or require such long hours as to affect your physical or mental effectiveness. Your job at Apollo should always be your first work priority.

9.5.1	Pursuing Firm Business or Investment Opportunities

Without the approval of the Compliance Officer, you may not, directly or indirectly:

•

Accept a business or investment opportunity from someone doing business or seeking to do business with Apollo that is made available to you solely as a result of your association with the Firm and whose acceptance would create a perception that actions you take may not be in the Firm’s or its clients best interest;

•	Take for yourself a business opportunity belonging to the Firm or any client; or

•	Engage in personal investing or trading, except as otherwise permitted herein.

9.5.2	Outside Employment

Except as authorized by the Compliance Officer, Covered Persons may not be employed, provide services for, or receive remuneration from any person or entity other than the Firm or any related party.

Covered Persons and their immediate family members may not work for, or serve as a director, officer, trustee of or adviser to, a competitor of the Firm, except with the prior approval of the Compliance Officer. In addition, Covered Persons may not serve as a director of any for-profit institution or member of a creditors’ committee except in connection with such Covered Person’s employment responsibilities, without the prior approval of the Compliance Officer.

Each Covered Person who seeks approval for engaging in any outside employment described in this Section 9.5.2, must send a written or electronic request to the Compliance Officer describing the nature of the outside employment, the time commitment involved, the parties for whom such Covered Person will be working or associated with, and other relevant particulars of the employment. Requests to engage in such outside employment will be reviewed by the Compliance Officer on a case-by-case basis.

9.5.3	Memberships

The Firm supports its employees’ involvement in community activities, professional organizations and not-for-profit organizations, provided such activities do not violate the law or directly and materially affect the Firm. Before joining an organization or engaging in such activities, Covered Persons should evaluate whether the membership or participation could cause, or appear to cause, a conflict of interest. If there is any question as to whether a conflict of interest exists or may exist, the Covered Person should consult with the Compliance Officer before joining such organization or engaging in such activities.

9.5.4	Government Positions

Covered Persons must consult the Compliance Officer before becoming a candidate for public office or accepting any government position, including as a member, director, officer or employee of a governmental agency, authority, advisory board or other board (e.g., a public school or library board).

9.6	Gifts

You must promptly report to the Chief Compliance Officer or designee all gifts received from or given to anyone doing business with, or who is seeking to do business with, the Firm that exceed $100 in value. You are prohibited from soliciting gifts for yourself or for anyone else, or accepting gifts from, or giving gifts to, anyone in return for any business, service, or confidential information of the Firm.

For the purposes of the Code, the term “gift” includes anything of value for which you are not required to pay the retail or usual and customary cost. A gift may include meals or refreshments, goods, services, tickets to entertainment or sporting events, or the use of a residence, vacation home, or other accommodations. Gifts given by others to members of your family, to those with whom you have a close personal relationship, and to charities designated by you, are considered to be gifts to you for purposes of the Code.

Covered Persons may, however, accept or give customary and inexpensive gifts (including birthday and anniversary gifts, gifts for recognition of service and accomplishment), common courtesies, promotional items, business-related meals, entertainment or favors, and attend or host permitted golf outings and similar business related functions, when (i) such gifts are neither so frequent nor so generous as to appear excessive, (ii) the acceptance or giving of such gift will not place the recipient under any obligation to the donor and will not create the appearance of influencing the recipient and (iii) the level of expense associated with such gift is reasonable and customary in the context of the Firm’s business and the relationship with the donor or recipient. As a general matter, gifts having a value of $100 or less will be considered immaterial and therefore permissible. All investment professionals must record gifts of a material value they accept or give on a semi-annual basis on their semi-annual Investment Professional Questionnaire.

The giving of gifts to governmental officials is in most cases strictly limited by law or regulation. However, depending on the jurisdiction, there may be exceptions. All gifts to governmental officials must be pre-approved by the Compliance Officer.

9.7	Political Activity and Political Contributions

Civil laws, criminal laws and regulations vary by jurisdiction regarding interactions with public officials. Improper contact with public employees at any level of government – including elected officials, appointed officials, and public employees at the federal, state, and local levels – may adversely impact Apollo’s business interests and reputation. Improper contact may also lead to civil and criminal liability for the individual employee, and potentially for the Firm as well. In order to ensure compliance with the numerous applicable regulatory regimes, the following actions must be pre-cleared by the Compliance Officer:

•	Political contributions, including contributions to political parties and PACs made either in your professional or personal capacity;

•	Contacts with elected officials, appointed officials or public employees at any level of government (federal, state or local) in your professional capacity; and

•	Gifts to government officials or public employees who are not members of your immediate family given in either your professional or personal capacity.

Covered Persons must submit a request in writing to the Compliance Officer (e-mails acceptable) and receive pre-clearance before engaging in any of these activities.

9.8	Political Contributions of Portfolio Companies

It is Apollo’s policy not to direct the political contributions of its portfolio companies.

9.9	Policy for Solicitation of Campaign Contributions

9.9.1	General Solicitation Policy

This policy applies to the solicitation of other employees to make contributions to federal, state, or local campaigns. Solicitations may not involve coercion or the appearance of coercion, and must be made in a personal, not a professional capacity.

9.9.2	Definitions

The term “solicitor” means any individual who asks any other individual to make a contribution to any candidate for federal, state, or local office.

The term “contribution” means anything of value given to influence a federal, state, or local election, including money, loans, and in-kind donations of goods and services. In-kind contributions include goods and services offered free of charge or at a discount to a campaign, as well as payments to third party vendors for goods and services provided to a campaign.

9.9.3	Avoiding Coercion and the Appearance of Coercion

Federal, state, and local campaign finance law prohibits coercion in connection with the solicitation of campaign finance contributions. To avoid coercion and the appearance of coercion, the solicitor should:

•	Only solicit individuals of the same management level as the solicitor (i.e., partners should not solicit junior employees).

•

Avoid linking the making of a contribution, whether directly or by implication, with the potential donor’s employment at the firm, their prospects for a promotion, or any other condition of their employment.

•	Inform the potential donor that contributions are voluntary and will not be reimbursed, and that the potential donor may refuse to contribute without fear of reprisal.

•	Refrain from pressuring colleagues to make a contribution if they express hesitation about doing so.

•	Refrain from stating that the election of the candidate would benefit Apollo, though the solicitor may make general statements about the importance of the election to private equity firms.

9.9.4	Use of Firm Name and Resources

The use of firm resources to solicit contributions should be avoided. Solicitations should not involve:

•	The use of Apollo computers, phones, and facilities such as meeting or conference rooms for more than one hour per week or four hours per month.

•	Communications drafted or sent out on Apollo letterhead.

•	The assistance of Apollo staff, including assistants and support staff.

9.9.5	Reimbursement of Contributions

The reimbursement of campaign contributions is a violation of federal, state, and local campaign finance law, and should be diligently avoided. Solicitors should under no circumstances agree to reimburse all or any portion of a contribution, or imply that reimbursement will be forthcoming.

9.9.6	Firm Sponsored Fundraising Events

The firm may from time to time elect to hold a fundraising event in coordination with a candidate for federal, state, or local office. All fundraising events must be pre-cleared by the Chief Compliance Officer, or designee, who may consult with Legal as required.

9.10	Solicitation of Potential Investors

Proper solicitation of potential limited partner investors should emphasize the experience and other advantages of Apollo, and concentrate on providing accurate information to investors so they can make informed decisions. Solicitations that could cast doubt on the integrity of Apollo, its employees, or its portfolio companies are prohibited regardless of the justification for such activities. Prohibited activities include:

•	Using deceptive or misleading statements.

•	Attempting to induce individuals to place their personal interests above those of the companies or organizations they represent.

•	Inducing an individual to breach a contract with a third party.

•	Violating any law, regulation or Apollo policy.

•	Engaging in any activity that could damage Apollo’s reputation.

•	Entering agreements with competitors, or violating antitrust laws.

In sum, Covered Persons may only use legal, ethical, and proper methods to solicit potential limited partner investments. No Covered Person shall make payments to solicit potential investors.

9.11	Donations to Charities Suggested by Investors

Donations to a charity suggested by an investor that is a pension or sovereign wealth fund are generally prohibited.

10.	NOTICE REQUIREMENTS

10.1	Ownership Interest in Registered Securities

You are required to notify a member of Legal prior to Apollo’s clients obtaining, in the aggregate, 10% or more of any class of registered equity securities, or upon becoming a member of a group that, including the aggregate position of Apollo’s clients, obtains more than 10% of any class of registered equity securities. Apollo is obligated to report any change in beneficial ownership of the reporting company. You are required to notify a member of Legal the same day of any transaction that affects the beneficial ownership of a reporting company.

10.2	Section 13 Reportable Company

You are required to notify a member of Legal of any Section 13 Reportable Transaction involving investments. A “Section 13 Reportable Transaction” is any transaction in which Apollo, or any group in which it participates, intends to acquire or has acquired more than 5% of a registered class of the voting securities of a reporting company. You are also required to report all transactions in a reporting company that you effect in your Employee Related Accounts.

10.3	Board Membership

You are required to notify a member of Legal and the Compliance Officer prior to becoming the officer or director of a reporting company, and to notify a member of Legal of any security interest in the reporting company.

All investment professionals must update their board memberships on their semi-annual Investment Processional Questionnaire.

10.4	Complaints

You must promptly notify the Compliance Officer if you receive written complaints. A “complaint” is defined as any written communication (including electronic communication) from an investor, or any person acting on behalf of an investor, alleging a grievance involving the activities of the Firm or any of its employees.

10.5	Proxies

You must forward to the Fund Controller any proxy you receive on behalf of a client.

11.	BUSINESS CONTINUITY PLAN

Apollo has created a business continuity plan (the “BCP”) to provide guidance to all Covered Persons in the event of an emergency. The purpose of the BCP is to ensure that Apollo can continue to conduct its business in the event of an emergency that results in a business disruption. A copy of the BCP is distributed only to those with a role in implementing the BCP. Covered Persons should call the Firm’s emergency hotline number (800) 609-0140 if a business interruption has occurred.

12.	ANTI-BRIBERY POLICY AND PROCEDURES

The Foreign Corrupt Practices Act (“FCPA”) is a U.S. criminal statute that prohibits promising, authorizing, offering or giving anything of value, directly or indirectly, to Covered Officials (a broad term that includes employees at all levels of non-U.S. governments, including all state agencies as well, as employees of state-owned or state-controlled commercial enterprises, such as banks, and non-U.S. political parties and candidates) to corruptly influence them to misuse their position or obtain an improper advantage for the purpose of obtaining or retaining business for Apollo. The FCPA applies to the conduct of Apollo and its officers and employees worldwide because Apollo is a U.S. based company. However, countries besides the U.S. also prohibit bribery of their officials so complying with this policy also ensures compliance with these laws as well. This policy makes references to the FCPA because it is often stricter than those laws.

You cannot avoid the law by making payments to Covered Officials through a third party. At Apollo it is also prohibited to make payments to third parties where there is a likelihood that the third party will use any of the funds to make a prohibited payment to a Covered Official. Facilitation payments and payments for reasonable and bona fide expenses incurred by a Covered Official must generally be approved by Legal and Compliance before making the payment and in all instances reported to Compliance and recorded accurately.

All individuals subject to this Policy must promptly report any violation or suspected violation of this Policy to Compliance.

Apollo will investigate all reports made and will not tolerate any kind of retaliation for reports or complaints made in good faith. To the contrary, Apollo protects all reporters, and employees are expected to cooperate in internal investigations.

12.1	Overview of the Foreign Corrupt Practices Act (FCPA)

The FCPA applies to the worldwide conduct of Apollo and its officers, employees, consultants, agents, joint venture partners and other persons acting on behalf of the Company. The FCPA has two principal parts: (1) anti-bribery and (2) accounting.

12.1.1	Anti-Bribery Provision

Generally, the FCPA prohibits Apollo and its officers and employees, from:

•	promising, authorizing, giving, or offering payment

•	of money or anything of value (including gifts, meals and entertainment), or providing any other benefit (e.g., such as offering an intern position to a related person of a Covered Official)

•	directly or indirectly (i.e., through third parties such as agents)

•	to a Covered Official (as defined below)

•	corruptly to induce the recipient to misuse his or her official position or to obtain an improper advantage

•	in connection with Apollo’s business.

12.1.1.1	Restrictions on Payments to Third Parties

You must never promise, authorize, give, or offer anything of value to a third party that you suspect may be passed to Covered Officials or other persons to improperly influence any person’s decision-making. You must not use or allow an agent, consultant, representative or business partner (such as a joint venture participant) to make any payment that Apollo itself cannot make. Under the FCPA, Apollo and individual employees may be held liable for consciously disregarding indications (by ignoring or failing to investigate warning signs) that a third party may be making improper payments. Examples include location of bank wire instructions are different from location of third party agent, size of payment is not commensurate with services performed, general lack of visibility of third party agent’s activities. If you suspect or have reason to suspect that a third party is using even its own funds to make such payments, you must report your suspicions to Compliance.

12.1.2	Accounting Provisions

The FCPA also prohibits the submission of false or misleading records (e.g., misstating the number of guests at a business dinner in an employee expense report, or attaching a fictitious receipt to support an expense report).

12.1.2.1	Accurate Records

All of Apollo’s books, records, accounts and financial statements must be maintained in reasonable detail, must accurately reflect Apollo’s transactions, and must be maintained in accordance with Apollo’s system of internal controls.

Any employee who creates or causes the creation of a false or misleading record or accounting entry, or fails to disclose payments, assets or liabilities will be subject to disciplinary action. If you learn of any false or misleading entries, or unrecorded payments, you should report them immediately to Compliance. As noted above, Apollo protects all reporters and will not tolerate any retaliation against parties who report behavior that may be improper.

12.1.2.2	Restrictions on Reimbursements and Use of Cash

Apollo will only pay reimbursements for goods, services, or other expenditures that are fully and properly supported by third-party invoices or receipts in accordance with Apollo’s Travel & Expense Policy. You should refer to Apollo’s Expense Reporting Guidelines. With the exception of normal and customary petty cash requirements, cash transactions in connection with the Apollo’s business are to be avoided.

Cash or cash equivalents may never be provided to a Covered Official unless approved by Compliance in advance. Notwithstanding the forgoing, this prohibition shall not apply to payments for purposes of protecting the health and safety of an Apollo employee or payments made under other extraordinary circumstances where obtaining pre-approval is not feasible. If such payment is made, it should still be accurately recorded and reported to Compliance promptly.

12.1.2.3	Covered Officials

A Covered Official is called a “foreign official” in the FCPA, and is defined broadly to cover any employee of any instrumentality at any level (federal, state, or local) of a non-U.S. government, a non-U.S. political party, or a “public international organization,” a term that includes, among other entities, the United Nations, the World Bank, and the World Health Organization. This definition covers any employees, officers, or agents of any entity in which a non-U.S. government has substantial direct or indirect ownership or control, and therefore includes employees of commercial enterprises in which there is a sufficient level of governmental ownership or control.

Covered Officials under the FCPA are often a broader group of people than the commonplace concept of a government official or public official under the law where the official lives. Thus, an individual may be a Covered Official even if he or she does not have a government title or is not directly employed by a government agency. For example, employees of state-owned or controlled banks, airlines, airports and phone companies are likely covered under the FCPA.

A Covered Official can be any of the following:

•	Any employee of a government or state-owned or state-controlled entity such as a state-owned airline (even if the person and entity are performing what we consider commercial functions);

•	Any employee of a public international organization (such as the United Nations, World Bank, or World Health Organization);

•	Any candidate for a political office, and any political party official; or

•	Family members of any of the above persons

12.1.2.4	State-Owned Entities

Employees of state-owned or state controlled entities Covered Officials under the FCPA.

In general, a State-Owned or State-Controlled entity (SOE) is an entity in which the government of any non-US country (either as one agency or collectively through many different agencies or instrumentalities) holds equity interests exceeding 30% in the entity. Determining whether an entity is state-owned or state-controlled can be complex. Please refer to Compliance for questions regarding an entity’s SOE status. Determining whether a particular person is a Covered Official can be complex and may require legal advice. If you are uncertain whether any individual with whom you have business contacts meets this definition, please consult the Legal Department.

12.2	Payments, Recordkeeping, and Reimbursements

12.2.1	Payments That May Be Made in the Course of Apollo Business

Apollo employees making business payments must always ensure that any such payments:

i.	reflect the actual value of the services provided;

ii.	are made for a proper business reason;

iii.	are made to legitimate service providers;

iv.	are accurately and completely recorded, and

v.	meet the requirements of the laws of the U.S. and of other countries where we do business.

These fundamental requirements take on even greater significance in connection with Apollo’s international business.

12.3	Permissible Payments, Gifts, Travel, Entertainment and Educational Expenses Involving Covered Officials

12.3.1	Types of Prohibited Payments, Gifts, Travel, Entertainment and Educational Expenses for
Covered	Officials

Some business people with general awareness of the FCPA mistakenly assume that the statute prohibits only “bribes” in the form of cash payments to Covered Officials. The FCPA is much broader than that; it prohibits improperly giving, promising, authorizing, or offering the payment of anything of value to a Covered Official to induce the official to misuse his or her office or secure an improper advantage in an effort to obtain or retain business.

Accordingly, the FCPA’s restrictions extends to many forms of travel and entertainment expenditures for the benefit of Covered Officials, as well as non-cash gifts and other benefits, such as offers of employment, educational placement, and charitable donations to entities related to Covered Officials. In short, customary business practices that are appropriate with respect to non-government related customers, suppliers or other entities may be impermissible under the FCPA if a Covered Official is involved.

No gift of cash or its equivalent to a Covered Official is ever permitted (subject to a narrow exception, discussed below, for “facilitating payments” and in the extraordinary circumstances as described above). Any stipend, per diem payment or gift of any instrument exchangeable for cash, products or services is prohibited.

12.3.2	Types of Permitted Payments, Gifts, Travel, Entertainment and Educational Expenses for
Covered	Officials

The FCPA and other anti-bribery rules do not prohibit all gifts and entertainment for Covered Officials. These laws focus on gifts and payments made with the intention or appearance of improperly influencing Covered Officials to misuse their office. These laws permit gifts and entertainment for Covered Officials in certain circumstances where such gifts are reasonable, consistent with local law, and made for legitimate business purposes.

Paying for customary and reasonable business meals for Covered Officials in conjunction with legitimate business activities may be appropriate and permissible. Similarly, it is sometimes permissible to give Covered Officials gifts of minimal value that promote, demonstrate or explain Apollo’s products or services (such as small gifts bearing a Apollo logo).

Before offering or making such a payment, you must follow the procedures outlined in Section 5 below.

Any expenses for gifts or entertainment for Covered Officials must be recorded with care and complete detail in Apollo’s books and records and entered into the database maintained by Compliance. You must always submit receipts for gifts or entertainment for Covered Officials.

12.3.3	Facilitating Payments

Covered Officials sometimes request payments or other things of value to expedite or “facilitate” routine, non-discretionary government actions (for example, obtaining utility services or visas, obtaining electrical service, or processing certain papers). In limited cases, these payments may be appropriate; in others, they may violate local law and/or the FCPA. The laws of many countries do not distinguish between a “bribe” and a “facilitating payment.” Thus, determining whether such payments are lawful and consistent with Apollo policy requires complicated judgments of law and policy. Accordingly, you must never offer such a payment. If a Covered Official requests such a payment, before responding (and before making any payments of this sort), you must review the details of the requested payment with the Chief Legal Officer and obtain written approval. You will be asked to provide the name of the official requesting the payment, whether such payments have been requested or paid before, the purpose of the payment, the amount, how it will be recorded, and who is aware of the payment request and whether the payment is lawful under local law.

A facilitating payment may be approved only if the payment, gift, or thing of value is:

•	requested by the Covered Official;

•	required because the Covered Official would not otherwise timely perform a non-discretionary and routine function that he is required to discharge as part of his duties;

•	legal under local law and regulations;

•	less than $50 (or the equivalent in local currency) in value when aggregated with other payments made to a single Covered Official in a year; and

•	unrelated to any decision to award or to continue business with Apollo.

If any such payments are approved, they must be accurately documented in Apollo’s books and records.

12.4	Contracts with Third Party Agents and Consultants (“Intermediaries”)

You, as an individual, and Apollo can be held criminally liable for improper payments by third parties acting on behalf of Apollo. For this reason, Apollo policy requires that you follow certain steps, detailed below, when obtaining the services of a certain category of third parties (referred to below as “Intermediaries”) in connection with Apollo’s business. These steps include due diligence procedures to be performed before engaging Intermediaries, and certain contractual provisions that must be included in the relevant agreements.

12.4.1	Covered Intermediaries

“Covered Intermediaries” include all third parties engaged by Apollo:

(1) to assist in obtaining, conducting or retaining business outside of the U.S. with a government entity or state-owned entity; or

(2) to assist in obtaining permits, licenses or other documentation or certification needed to conduct business outside of the U.S.; or

(3) to represent Apollo in dealing or having contact with any Covered Officials or government entities or state-owned entities.

Examples of the types of third parties subject to this policy are:

•	Apollo’s “authorized agents” such as “placement agents”; and

•

Certain consultants not typically engaged by Apollo in high-risk countries who deal with discretionary matters relating to Apollo’s business before Covered Officials. A high risk country is a country that has a score of 6.0 or less on Transparency International’s Corruption Perceptions Index. http://www.transparency.org/news_room/in_focus/2008/cpi2008/cpi_2008_table. For countries not listed on the Transparency International Corruption Perceptions Index, please contact Compliance for guidance.

Determining whether a particular third party falls within the definition of Covered Intermediary can be difficult and may require legal advice. However, any “authorized agent” (i.e., parties contractually designated as agents authorized to act on Apollo’s behalf) and any third party acting on Apollo’s behalf in dealing with any unit of government (including state-owned enterprises) will fall within the definition. If you are uncertain whether any third party with whom you have business contacts meets this definition, please consult the Legal Department.

12.4.2	Due Diligence Required in Order to Engage an Intermediary

Before entering into any contract for more than $10,000 per year with a Covered Intermediary, you must first conduct a reasonable due diligence investigation into the background, reputation, and business capabilities of the Intermediary. This due diligence should be documented on the Intermediary Diligence Form, Appendix 12.4.2.

Compliance shall review completed Intermediary Diligence Forms and perform additional investigation, as appropriate. The overall investigation should include:

•	Verification of the Covered Intermediary’s credentials and reputation with reputable source in the U.S. or the local jurisdiction;

•	Inquiry into whether the Covered Intermediary has been subject to any formal or informal allegations (including in the media) regarding any misconduct indicating dishonesty;

•	Documentation of the reason for the retention, including an analysis of the Covered Intermediary’s qualifications and expertise;

•	Review the appropriateness of the cost of services when compared to compensation paid to others for similar services under similar circumstances;

•	Make reasonable inquiries that no owner, employee, consultant, or representative of the Intermediary is a Covered Official or an official’s family member or close business associate;

•	Determine the location of where the Covered Intermediary’s fee will be paid, and whether it is in the same location/country where the Covered Intermediary is located; and

•

Make reasonable inquiries as to whether the Covered Intermediary will retain or has retained any subcontractors or consultants, what type of investigation it has done into the reputation of those persons, and whether those persons are under the control of the Covered Intermediary.

Each of these steps must be fully documented before the contract is signed as part of the contract review. A copy of the due diligence file shall be maintained by Compliance for each Covered Intermediary reviewed, whether or not retained.

12.4.3	Provisions Required To Be Included in Contracts with Intermediaries

Every Covered Intermediary must enter into a written agreement with Apollo, which must contain representations relating to the FCPA as approved by Compliance. Annual certifications should also be obtained from Covered Intermediaries by the appropriate business unit representative in the form of a completed Appendix 12.4.3 or in a form approved by Compliance and submitted to Compliance.

Contracts that provide for payments to parties other than the contracting Covered Intermediary, or payments to countries other than the home country of the contracting party, are generally not acceptable.

Compensation to Covered Intermediaries must be commercially reasonable and commensurate with the tasks that the contractor actually undertakes. Payments to Covered Intermediaries must be made in accordance with the terms of their contracts. You must not honor requests to vary the terms of contracts by:

•	Increasing or decreasing agreed amounts on any invoice if such a request is contrary to Apollo’s standards, procedures or applicable laws; or

•	Submitting multiple invoices if you suspect such invoices may be used in a manner contrary to Apollo standards, procedures or applicable laws or otherwise used improperly.

12.5	Procedures for Gifts, Travel and Entertainment Expenses Involving Covered Officials

All gifts, travel and entertainment to Covered Officials require written approval from Compliance. Gifts of less than $100 are permissible without seeking additional approval. Higher amounts require written approval from Compliance and completion of the Gift, Travel and Entertainment Pre-Approval Form, Appendix 12.5.

12.5.1	Entertainment

If the expense is below the following amounts and is incurred in connection with the same Covered Official no more than four times per year in the aggregate, no additional approvals are required:

breakfast	$50
lunch	$75
dinner	$100 (or the limits as stated in the Firm’s Travel and Expense Policy by city)

Note the above amounts are guidelines.

Higher amounts or more frequent entertainment may be appropriate in a specific country and must be approved, in writing in advance by Compliance by submitting a completed Gift, Travel and Entertainment Pre-Approval Form. The frequency of hospitality must be carefully monitored, as the cumulative effect of frequent hospitality can give rise to the appearance of corruption. Hospitality for an individual should not exceed four events (across all categories) in any calendar year except with prior approval of Compliance.

Any request for the payment of a Covered Official’s travel can only be approved by Compliance and will only be approved if it is bona fide, reasonable and directly related to either (a) the promotion, demonstration or explanation of products or services or (b) the execution or performance of a contract with a foreign government.

12.6	Mergers, Acquisitions and Joint Ventures

From time to time, Apollo will engage in business transactions such as mergers, acquisitions and/or joint ventures. As part of due diligence procedures for Anti-Corruption, and prior to the execution of these transactions, the Deal Team must ensure that outside counsel representing the Firm on such transactions conducts and documents an FCPA review. Documentation shall be forwarded and maintained by the Legal Department or by the law firm conducting the review. For joint ventures where Apollo does not own majority interest, Apollo must make reasonable efforts to ensure that the joint venture business partner maintains a system of internal controls, accurate books and records and does not engage in corrupt payments. For additional information regarding Mergers, Acquisitions, and/or joint ventures, please contact the Legal Department.